Exhibit 4.41

Execution Copy

SUPPLY AGREEMENT

BETWEEN

GLAXOSMITHKLINE INC.

(A wholly owned subsidiary of GlaxoSmithKline plc)

AND

DRAXIS PHARMA, INC.

DATED AS OF

DECEMBER 18, 2001

TABLE OF CONTENTS

Article I	Definitions

Article II	Sale And Purchase Of Product

2.1	General
2.2	Monthly Forecasts
2.3	Purchase Orders
2.4	Accommodations
2.5	Key Performance Indicators
2.6	Meetings and Reports
2.7	Long-Term Forecasts
2.8	Global Supply Chain
2.9	Product Discontinuance

Article III	Prices For Products; Shipment; Payments

3.1	Price
3.2	Annual Price Adjustments
3.3	Annual Volume Discount Credits; Adjustment Fees
3.4	Creditable Deposit
3.5	Invoices
3.6	Payment
3.7	Payment Denominations
3.8	Shipment; Title; Transport
3.9	Records
3.10	Taxes
3.11	New Presentations

Article IV	Manufacture Of Product

4.1	Specifications
4.2	Specification Changes
4.3	Change Control Operating Procedure
4.4	Storage Obligations
4.5	Validations and Stability Studies
4.6	Materials
4.7	Long Lead Time Materials
4.8	Reimbursement for Certain Materials
4.9	Technical Terms of Supply
4.10	Compliance Standards
4.11	Certain Prohibitions

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Article V	Testing And Quality Assurance

5.1	Quality Assurance; Quality Control
5.2	Testing of Product
5.3	GSK Holds and Rejections
5.4	Deviation Report; Nonconformity
5.5	Quantitative Deficiencies
5.6	Product Complaints
5.7	Adverse Events
5.8	Investigations; Draxis’ Obligations
5.9	Certain Product Events
5.10	Disposition of Certain Products
5.11	Credits
5.12	Product Returns from the Field
5.13	Samples
5.14	Annual Product Review

Article VI	Regulatory Matters

6.1	Consents
6.2	Product Consents
6.3	Compliance with Laws
6.4	Drag Application Documentation
6.5	Regulatory Changes
6.6	Import/Export Matters
6.7	Regulatory Inspections

Article VII	Intellectual Property

7.1	Ownership
7.2	New Developments and Modifications
7.3	Grant of Licenses
7.4	Infringement
7.5	Data

Article VIII	Information; Access; Audit Rights

8.1	Provision of Information
8.2	GSK Representatives
8.3	Inspection Rights
8.4	Documentation
8.5	Access
8.6	Audit

Article IX	Divested Products

9.1	General
9.2	Effect of Divestment
9.3	Governing Provisions

9.4	Intellectual Property
9.5	Noncompetition
9.6	Divested Product Inspection and Audit Rights

Article X	Representations And Warranties

10.1	Representations and Warranties of Draxis
10.2	Representations and Warranties of GSK

Article XI	Liability And Indemnification

11.1	Indemnity by Draxis
11.2	Indemnity by GSK
11.3	Procedures
11.4	Limitations

Article XII	Insurance

12.1	Coverage Requirements
12.2	Certificates of Insurance
12.3	Additional Insured and Waiver of Subrogation

Article XIII	Confidentiality

13.1	Definition of “GSK Confidential Information”
13.2	Definition of “Draxis Confidential Information”
13.3	Treatment of Confidential Information
13.4	Excluded Information
13.5	Notification of Mandatory Disclosure
13.6	Publicity
13.7	Return of Confidential Information

Article XIV	Force Majeure Event

14.1	General
14.2	Termination; Transition

Article XV	Term; Termination; Remedies

15.1	General
15.2	Draxis Material Default
15.3	Other Draxis Default
15.4	Effect of Draxis Default
15.5	GSK Material Default
15.6	Other GSK Default
15.7	Effect of a GSK Default
15.8	Specified Payment Remedy
15.9	Change in Control of Draxis
15.10	Remedies
15.11	Injunctive Relief

Article XVI	Noncompete

16.1	Covenant Not to Compete
16.2	Period of Restriction
16.3	Prohibited Markets

Article XVII	Miscellaneous

17.1	Standard Forms
17.2	Notices
17.3	Independent Contractors
17.4	Entire Understanding
17.5	Unintentional Omissions
17.6	Transferability; Binding Effect
17.7	Dispute Resolution
17.8	Subcontractors
17.9	Amendment
17.10	Severability
17.11	Waiver
17.12	Survival
17.13	Drafting Ambiguities
17.14	Headings; Schedules; Exhibits; Counterparts
17.15	Governing Law
17.16	Language

SCHEDULES TO AGREEMENT

2.5	Key Performance Indicators
2.6	Monthly Reports
3.3	Volume Plan
4.2(a)	Schedule of Rates
4.3	Change Control Operating Procedure
4.10(c)	Health, Safety and Environment Guidelines
10.1(i)	Security Policy
12.1	Required Insurance Coverages

EXHIBITS AND SCHEDULES THERETO

EXHIBIT A	Specific Product Supplement No. 1
2.1 (No. 1)	Products, Markets, Regulatory Acts and Authorities
3.1 (No. 1)	Product Prices
3.8 (No. 1)	Shelf Life Variances
4.1 (No. 1)	Specifications
4.7 (No. 1)	Long Lead Time Materials
4.9 (No. 1)	Technical Terms of Supply
5.5 (No. 1)	Permitted Delivery Variance Parameters
10.1 (d) (No. 1)	Outstanding Regulatory Consents
17.8 (No. 1)	Approved Subcontractor Services

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SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is entered in Ontario, Canada on December 18, 2001 (the “Effective Date”) by and between GLAXOSMITHKLINE INC., a corporation organized under the laws of Canada (“GSK”) and DRAXIS PHARMA, INC., a corporation organized under the laws of Canada (“Draxis”).  GSK and Draxis are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, GSK is a pharmaceutical company engaged in the discovery, development, manufacture and sale of pharmaceuticals;

WHEREAS, Draxis is a company that has developed substantial expertise in manufacturing pharmaceutical products;

WHEREAS, on January 31, 1997, GSK and Draxis entered into a Supply Agreement pursuant to which Draxis currently manufactures certain pharmaceutical products for GSK for distribution in defined geographical areas;

WHEREAS, on May 25, 2001, GSK and Draxis entered into a Technical Transfer Agreement pursuant to which GSK is transferring to Draxis the technology required by Draxis to manufacture additional products for GSK; and

WHEREAS, the Parties desire to enter into a new Supply Agreement pursuant to which Draxis will continue to manufacture existing products and begin to manufacture additional products for GSK, including additional products to be identified after the Effective Date pursuant to Section 2.1 hereto.

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, agreements, representations and warranties contained herein, the Parties hereby agree as follows:

Article I
Definitions

“Affiliate” shall mean any person or entity that, directly or indirectly, through one or more intermediaries, Owns, is Owned by or is under common Ownership with, a Party, where “Own,” “Owned” or “Ownership” refers to (i) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (ii) the actual ability of an entity, person or group to control and direct the management of the person or entity, whether by contract or otherwise.

“Annual Product Review” shall have the meaning provided in Section 5.14 of this Agreement.

“Certificate of Analysis” shall mean a document identified as such and provided by Draxis to GSK that (i) sets forth the analytical test results for a specified lot of Products shipped to GSK hereunder, (ii) is in conformance with each applicable Drug Application and (iii) states whether such Products are manufactured in accordance with the Specifications and cGMPs.

“Certificate of Conformance” shall mean a document identified as such and provided by Draxis to GSK that states that the specified lot of Products shipped to GSK hereunder are manufactured in accordance with the Specifications and cGMPs.

“Certificate of Manufacture” shall mean a document identified as such and provided by Draxis to GSK which attests that a specific lot of Products has been produced in accordance with the Specifications.

“Change Control Operating Procedure” shall have the meaning provided in Section 4.3 of this Agreement.

“Consent” shall mean any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Body or other person.

“Current Good Manufacturing Practices” or “cGMPs” shall mean all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products (i) promulgated by any Governmental Body having jurisdiction over the manufacture of the Products, in the form of laws or regulations, (ii) promulgated by any Governmental Body having jurisdiction over the manufacture of the Products, in the form of guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented within the pharmaceutical manufacturing industry for such products or (iii) which Draxis knows or reasonably should have known to be current and shown to be feasible on a commercially reasonable basis and valuable in ensuring drug quality within the pharmaceutical manufacturing industry for such products, in each case as in effect at the Effective Date and as amended, promulgated or accepted from time to time during the term of this Agreement.

“Data” shall have the meaning provided in Section 7.5(a) of this Agreement.

“Days” (whether or not the word is capitalized) shall mean, except where specified otherwise, calendar days.

“Delivery Date” shall mean the date specified by GSK that Draxis shall make the Products available for shipment out of the Facility in accordance with this Agreement.

“Directly Competing Products” shall have the meaning provided in Section 16.1 of this Agreement.

“Draxis Developments” shall have the meaning provided in Section 7.2(d) of this Agreement.

“Draxis Intellectual Property” shall mean (i) all Intellectual Property owned by Draxis prior to the Effective Date and (ii) all Intellectual Property developed by Draxis independent of Draxis’ performance of its obligations under this Agreement; provided, however, that such Intellectual Property does not relate to the Products, or utilizes or is based on any GSK Intellectual Property.

“Draxis Material Default” shall have the meaning provided in Section 15.2 of this Agreement.

“Drug Application” shall mean any New Drug Submission or any Abbreviated New Drug Submission filed with the appropriate division of Health Canada, and its successor, or any product license or any equivalent drug application or similar pharmaceutical product approval administered by any other Governmental Body, or extension or renewal of any of the foregoing.

“Eligible Annual Margin” shall have the meaning provided in Section 3.3(a) of this Agreement.

“Facility” shall mean Draxis’ manufacturing facility located at Montreal, 16751 Route Transcanadienne, Trans-Canada Road, Kirkland, Quebec, Canada H9H 4J4.

“Firm Zone” shall have the meaning provided in Section 2.2(b) of this Agreement.

“Force Majeure Event” shall have the meaning provided in Article XIV.

“Governmental Body” shall mean any nation or government, any state, province, or other political subdivision thereof or any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions or pertaining to government in a country set forth on Schedule 2.1 to the applicable Specific Product Supplement, as each such Schedule(s) may be amended by GSK pursuant to this Agreement; provided, however, that the addition of new products shall be added on terms mutually agreed to by the Parties.

“GSK Group Quality Policies” shall mean those policies and procedures titled as such and developed by GSK or GSK Affiliates to assure mandatory controls within production sites, as currently in effect and as amended from time to time, or any successor policies and procedures designated by GSK.

“GSK Intellectual Property” shall mean any and all Intellectual Property relating to the Products or their manufacture by Draxis that was (i) owned by GSK or GSK Affiliates at the Effective Date, (ii) developed or acquired by GSK or GSK Affiliates after the Effective Date, or (iii) developed by Draxis since the Effective Date.

“GSK Material Default” shall have the meaning provided in Section 15.5 of this Agreement.

“GSK Rights” shall have the meaning provided in Section 7.3(a) of this Agreement.

“Health, Safety and Environmental Guidelines” shall have the meaning provided in Section 4.10(c) of this Agreement.

“Indemnified Party” shall have the meaning provided in Section 11.3 of this Agreement.

“Indemnifying Party” shall have the meaning provided in Section 11.3 of this Agreement.

“Industry Price Index” shall mean the Consumer Price Index for Canada (P11950) as published by the Bank of Canada, or a successor agency, or if this index ceases to be published, the factor provided by any other comparable guide as agreed to by the Parties.

“Intellectual Property” shall mean (i) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans and all goodwill associated therewith; (ii) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (iii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (iv) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.

“Key Concern” shall have the meaning provided in Section 15.8(b) of this Agreement.

“Key Performance Indicators” shall have the meaning provided in Section 2.5 of this Agreement.

“Legal Requirements” shall mean any and all applicable local, municipal, provincial, federal and international laws, statutes, ordinances, rules, regulations or operating procedures now or hereafter enacted or promulgated by any Governmental Body, including the Regulatory Acts.

“Long Lead Time Materials” shall have the meaning provided in Section 4.7(a) of this Agreement.

“Losses” shall mean, collectively, any and all claims, liabilities, damages, costs, expenses, including reasonable fees and disbursements of counsel (except as herein limited) and any consultants or experts and expenses of investigation, obligations, liens, assessments, judgments, fines and penalties imposed upon or incurred by an Indemnified Party.

“Marks” shall have the meaning provided in Section 7.l(c) of this Agreement.

“Materials” shall mean (i) all raw materials, components and other ingredients required to manufacture the Products and (ii) all packaging materials used in the manufacture, storage and shipment of Products.

“Materials Certification” shall have the meaning provided in Section 4.6(d) of this Agreement.

“Materials Cost” shall have the meaning provided in Section 3.2(a) of this Agreement.

“Materials Zone” shall have the meaning provided in Section 2.2(c) of this Agreement.

“New Products” shall mean the products designated as such on Schedule 2.1 to the applicable Specific Product Supplement.

“Nonconformity” shall have the meaning provided in Section 5.4(b) of this Agreement.

“Obsolete Materials” shall have the meaning provided in Section 4.8(c) of this Agreement.

“Other Costs” shall have the meaning provided in Section 3.2(a) of this Agreement.

“Other Draxis Default” shall have the meaning provided in Section 15.3 of this Agreement.

“Other GSK Default” shall have the meaning provided in Section 15.6 of this Agreement.

“Partial Batch Orders” shall have the meaning provided in Section 2.3(b) of this Agreement.

“Party” and “Parties” shall have the meanings given such terms, respectively, in the first paragraph of this Agreement.

“Patents” shall mean (i) United States or Canadian issued patents, re-examinations, reissues, renewals, extensions patent term restorations, and foreign counterparts of each of the foregoing; and (ii) pending applications for United States or Canadian patents and foreign counterparts thereof, whether issued or not.

“Period of Restriction” shall have the meaning provided in Section 16.2 of this Agreement.

“Person” shall mean any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Potential Contaminants” shall have the meaning provided in Section 4.11 of this Agreement.

“Product Developments” shall have the meaning provided in Section 7.2(a) of this Agreement.

“Product Discontinuance” shall have the meaning provided in Section 2.9 of this Agreement.

“Product Price” shall have the meaning provided in Section 3.1 of this Agreement.

“Products” shall mean all those pharmaceutical products produced for those specific markets all as set forth on Schedule 2.1 to the applicable Specific Product Supplement.

“Prohibited Markets” shall have the meaning provided in Section 16.3 of this Agreement.

“Proposed Change in Control Transaction” shall have the meaning provided in Section 15.9 of this Agreement.

“Regulatory Acts” shall mean, as applicable, the Canadian Food and Drug Act, as amended, the rules and regulations thereunder, and any applicable laws and regulations governing the approval, manufacture, sale or licensing of pharmaceutical products or ingredients for inclusion therein of any other jurisdiction named on Schedule 2.1 to the applicable Specific Product Supplement, as each such Schedule is amended from time to time, for which Draxis is then producing Products.

“Regulatory Authorities” shall mean any division of Health Canada and its successor, the Food and Drug Administration (as applicable) and any other applicable counterpart agency that administers the Regulatory Acts of any jurisdiction other than Canada named on Schedule 2.1 to the applicable Specific Product Supplement, as each such Schedule is amended from time to time.

“Reimbursable Materials” shall have the meaning provided in Section 4.8(b) of this Agreement.

“Selected Accounting Firm” shall mean any national independent accounting firm selected from time to time by the joint consent of the Parties.

“Specifications” shall mean, with respect to any Product, all specifications for materials, approved suppliers, formula, manufacturing, analytical and testing procedures, release, packaging, labeling, artwork and other processes contained in any documents relating to Products as identified on Schedule 4.1 to the applicable Specific Product Supplement and incorporated herein by reference, including all master formulas, process flow diagrams and all packaging and filling work orders as may be revised from time to time in accordance with this Agreement.

“Specific Product Supplement” shall have the meaning set forth in Section 2.1 of this Agreement.

“Technical Terms of Supply” shall have the meaning provided in Section 4.9 of this Agreement.

“Technical Transfer Agreement” shall mean that certain Technical Transfer Agreement by and between GSK and Draxis and dated May 25, 2001.

“Term” shall have the meaning provided in Section 15.1 of this Agreement.

“Third Party” shall mean any person or entity other than the Parties or their respective Affiliates.

Article II

Sale And Purchase Of Product

2.1                                  General.

(a)                                   Specific Product Supplement.  From time to time, the parties shall adopt, by mutual agreement, one or more Specific Product Supplement(s) (each, a “Specific Product Supplement”) issued under this Agreement which shall identify pharmaceutical products to be supplied by Draxis to GSK under this Agreement, the applicable Product Price, and such other terms of supply as set forth in this Agreement and in that Specific Product Supplement.  Each Specific Product Supplement shall be effective only when executed by the Parties and shall be attached as an exhibit to this Agreement and shall be incorporated herein by reference and be part of this Agreement.

(b)                                  Manufacture of Product.  Subject to the terms and conditions of this Agreement, including, without limitation, the applicable Specific Product Supplement, Draxis agrees to manufacture the Products at the Facility for sale to GSK and GSK Affiliates.  Draxis may manufacture Products at locations other than the Facility only with the prior written consent of GSK.  Draxis shall have only the authority provided under this Agreement with respect to the manufacture, testing, packaging, storing, labeling, release, delivery or sale of Products, and Draxis shall in no manner otherwise deal with the Products.

2.2                                  Monthly Forecasts.

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2.3                                   Purchase Orders.

(a)                                     General.  GSK shall deliver to Draxis purchase orders (“Purchase Orders”) for the aggregate Product volumes in each Firm Zone.  Each Purchase Order shall specify the volumes of Products ordered, the Delivery Date and the destination for delivery of the Products by the carrier or freight forwarder.  The Purchase Orders may be delivered electronically or by other means to such location as Draxis shall designate.  Draxis shall be obligated to make such Products available on a date within three (3) days prior to the Delivery Date specified by GSK.  In the event that Draxis shall not be able to make Products available by the Delivery Date specified in a Purchase Order, Draxis shall notify GSK promptly upon discovery of its inability to comply with the terms of this Section 2.3.  In addition, Draxis will take such actions as may be reasonably requested by GSK to minimize the damage to GSK caused by Draxis’ inability to meet this shipping schedule.  Except as provided in Section 2.4 below, all Purchase Orders shall be binding on Draxis.  GSK shall issue Purchase Orders to Draxis not less than ninety (90) business days prior to the earliest requested Delivery Date for any Products to be shipped pursuant to such Purchase Order.

(b)                                    Partial Batch Orders.  In the event that GSK delivers Purchase Orders to Draxis for the aggregate Product volumes in any Firm Zone, which such volumes are less than a full manufacturing lot (each, a “Partial Batch Order”), GSK and Draxis will work in good faith to develop a mutually agreed upon schedule for bundling such Partial Batch Orders so that the aggregate Product volumes of those Partial Batch Orders are equal to a full manufacturing lot.  Notwithstanding the preceding sentence, if GSK, in its sole discretion, requires that Products be delivered pursuant to the terms of one or more Partial Batch Orders, such Partial Batch Orders shall be binding on Draxis even if the aggregate Product volumes of those Partial Batch Orders are less than a full manufacturing lot.  In this event, Draxis shall use its reasonable commercial efforts to minimize the portion of the applicable manufacturing lot that is not sold to GSK or to a Divestment Party within six (6) months of the date of the applicable Partial Batch Order(s).  If any portion of such a manufacturing lot is not sold ***

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2.4                                 Accommodations.  From time to time, due to significant unforeseen circumstances, GSK may deliver to Draxis a Purchase Order for Product volumes in excess of those specified in any Firm Zone.  ***

2.5                                 Key Performance Indicators.  GSK and Draxis will use Key Performance Indicators to evaluate Draxis’ performance of its obligations under this Agreement.  The Key Performance Indicators will be set forth on Schedule 2.5 to this Agreement.  This Schedule 2.5 will be developed jointly, and mutually agreed to, by GSK and Draxis within ninety (90) days of the execution of this Agreement and shall be promptly thereafter attached hereto.  In the event that the Parties are not able to mutually upon the Key Performance Indicators within this time period, either Party may refer this matter, by giving notice to the other Party, to Draxis’ President and GSK’s Senior Vice President, North American Supply Network, for resolution.  These officers, or their designees, shall meet to develop a mutually agreed upon set of Key Performance Indicators, which such Key Performance Indicators shall be promptly thereafter attached hereto.  The Key Performance Indicators will reflect the Parties’ joint understanding as to the standards to be met by Draxis consistent with the GSK Global Manufacturing and Supply Key Performance Indicators.  Draxis will use reasonable commercial efforts to achieve to these measures.

2.6                                 Meetings and Reports.  Unless otherwise mutually agreed, the Parties shall meet no less than monthly to discuss the forecasts delivered by GSK pursuant to this Agreement, the Key Performance Indicators (as described in Section 2.5 above) and other matters relevant to the supply of Products hereunder (each such meeting hereinafter referred to as the “Monthly Meeting”).  At least two (2) business days prior to each Monthly Meeting, GSK and Draxis shall deliver to personnel designated by the receiving party certain reports.  The reports to be delivered pursuant to this Section 2.6 will be set forth on Schedule 2.6 to this Agreement, which Schedule will be developed jointly, and mutually agreed to, by GSK and Draxis within ninety (90) days of the execution of this Agreement and shall be promptly thereafter attached thereto.  The reports shall each be in a form mutually agreed by the Parties.  The Parties shall also meet annually to discuss strategies for improving the processes related to the manufacture of the Products, to report other developments in the GSK global supply chain and, without relieving any party of or amending any obligations under this Agreement, to designate additional persons for communications relating to the performance of this Agreement (each such meeting hereinafter referred to as the “Annual Meeting”).  GSK shall attempt, in good faith, to provide to Draxis at the Monthly Meetings and the Annual Meetings all other readily available, appropriate data relating to the Products or GSK’s prospective demands and trends for the Products, including, without limitation, as soon as is reasonably practicable, the details of Products that have Long Lead Time Materials.

2.7                                   Long-Term Forecasts.  ***

2.8                                   Global Supply Chain.  The Parties recognize that Draxis is intended to function as a part of the GSK global supply chain.  From time to time, GSK may require its global supply chain affiliates to implement information technology systems enabling improved EDI (Electronic Data Interchange).  The Parties agree that systems required of the global supply chain will be adopted by Draxis at GSK’s expense.  Draxis shall use its reasonable commercial efforts to implement those systems on the timetable requested by GSK, unless GSK otherwise agrees pursuant to this Section 2.8.  Draxis shall provide GSK with its estimate of the costs attributable to any proposed implementation as soon as reasonably practicable following a request by GSK.  Within a reasonable time after receipt of Draxis’ estimate, GSK and Draxis shall agree on the amount, timing and any milestones for all Product payments to be made by GSK and on all information and levels of technical or other assistance to be provided by GSK in the implementation of those systems at the Facility.  GSK and Draxis hereby recognize that in the future it may be advantageous to implement a VMI (Vendor Managed Inventory) system for the supply of the Products.  In that event, the Parties agree to discuss in good faith the possibility of implementing such a VMI System subject to mutual agreement on relevant terms, conditions and costs.

2.9                                   Product Discontinuance.  GSK may give Draxis written notice at any time that it intends to discontinue manufacture of a particular Product (each, a “Product Discontinuance”).  Unless GSK and Draxis agree otherwise, Draxis shall complete the manufacture of the Products subject to the Product Discontinuance as necessary to supply the volumes specified in the Firm Zone in effect at the time of notice of that Product’s Discontinuance and such other volumes as the Parties shall mutually agree.

Article III

Prices For Products; Shipment; Payments

3.1                                 Price.  ***

3.2                                 Annual Price Adjustments.

                                ***

3.3                                   Annual Volume Discount Credits; Adjustment Fees.

                                ***

3.4                                  Creditable Deposit.  ***

3.5                                  Invoices.  ***

3.6                                 Payment.  ***

3.7                                 Payment Denominations.  ***

3.8                                 Shipment; Title; Transport.

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3.9                                 Records.  Draxis will keep accurate books and accounts of record in connection with the manufacture, use and/or sale by it of Products hereunder in sufficient detail to permit accurate determination of all figures necessary for verification of payment obligations set forth in this Article III.  Such records shall be maintained for a period of seven (7) years (or for a particular year upon notice from GSK prior to the end of such seven (7) year period, six (6) years) from the end of each year to which it relates, unless required by GSK to be maintained for a longer period.  GSK, at its expense, through a certified accountant, whether a GSK employee or an independent contractor, shall have the right to access such books and records for the sole purpose of verifying the reports regarding the amounts due; such access shall be conducted after reasonable prior notice by GSK during Draxis’ normal business hours and shall not be more frequent than once during each calendar year.

3.10                           Taxes.

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3.11                           New Presentations.

(a)                                  New Presentations.  From time to time, GSK may request Draxis to manufacture any of the Products in any package size or dosage size or for shipment into a country not set forth on the applicable Schedule 2.1 (each, a “New Presentation”).  Subject to compliance with the provisions of Section 4.3 and Section 3.11(c) of this Agreement, Draxis shall manufacture New Presentations and the Parties shall negotiate in good faith to establish a timeline for commencing manufacture of any New Presentations at the Facility and a price for the New Presentation.

(b)                                 Model Pricing Formula.  ***

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(c)           Alternative Pricing Mechanism.  If either Party finds that with respect to any particular New Presentation the formulas set forth in Section 3.1 l (b) above will not result in an appropriate Product Price for any reason (including, without limitation, the requirement of an extended period of time for the recoupment of capital expenditures), that Party shall notify the other Party in writing and propose an alternative Product Price and the method used to determine the appropriate Product Price for the New Presentation at issue.  The Parties shall then negotiate in good faith regarding the Product Price for the New Presentation; provided, however, if the Parties are unable to agree on the Product Price for the New Presentation, then Draxis shall not be obligated to manufacture such New Presentation.

Article IV
Manufacture Of Product

4.1                                 Specifications.  Draxis shall manufacture, test, package, store, label, release and deliver all Products in accordance with the Specifications, cGMPs, GSK Group Quality Policies, and the Technical Terms of Supply as described in Section 4.9 below.  Draxis shall produce Products conforming to the Specifications as set forth on Schedule 4.1 to the applicable Specific Product Supplement, as those Specifications are revised from time to time in accordance with the provisions of this Agreement including, without limitation, Section 4.2 below.

4.2                                 Specification Changes.

(a)                                  GSK Requested Changes.  GSK shall be entitled to change the Specifications for a Product from time to time, and Draxis shall make all revisions to the Specifications requested by GSK, in accordance with the Change Control Operating Procedures set forth on Schedule 4.3 to this Agreement.  GSK retains the right and responsibility for final approval of the Specifications for the Products.  Except to the extent provided in Section 4.2(c)(ii) or Section 4.2(d) below, GSK shall pay Draxis the amounts incurred in implementing a change to the Specifications requested by GSK under this Section 4.2(a), as determined in accordance with the Change Control Operating Procedures and the Schedule of Rates set forth on Schedule 4.2(a) to this Agreement.  Schedule 4.2 shall be developed jointly, and mutually agreed to, by GSK and Draxis within ninety (90) days of the execution of this Agreement and shall be promptly thereafter attached hereto.  For all changes to the Specifications requested by GSK pursuant to this Section 4.2(a), GSK shall, in its discretion, either (i) perform, or arrange for the performance of, all development work in connection therewith or (ii) have Draxis perform such development work at the Facility.  GSK shall reimburse Draxis for its actual costs incurred with GSK’s prior approval in implementing a change to the Specifications requested by GSK under this Section 4.2(a); and Draxis must provide such documentation of its costs as may be reasonably requested by GSK.  Draxis agrees to use commercially reasonable efforts to minimize its costs associated with any Specification change.  At the request of GSK, Draxis shall evaluate the estimated costs and timing of potential revisions to the Specifications.

(b)                                 Draxis Changes.  With the exception of compendial changes (i.e., USP/EP/BP).  Draxis shall not make any revisions to the Specifications without prior written consent of GSK in accordance with the Change Control Operating Procedure.  GSK retains the right and responsibility for final approval of the Specifications for Products.  All requests by Draxis for such revisions shall be submitted in writing to GSK on the forms included in the Change Control Operating Procedure.  Draxis shall notify GSK, in writing and in reasonable detail, of (i) Draxis’ suggested change; (ii) the reasons for the suggested change; (iii) the perceived benefits of the suggested change to Draxis and GSK, respectively; and (iv) the estimated costs and timing of implementing such change.  If the Parties implement a change in the Specifications hereunder, they shall negotiate any changes in any affected Purchase Order to provide reasonable accommodation for changed circumstances.  Draxis shall be responsible for documenting all revisions to the Specifications, subject to GSK’s approval, in accordance with the Change Control Operating Procedure, as applicable.

(c)                                  Payment for Certain Changes.  Either Party may request a Specifications change intended to maintain high standards or compliance with Regulatory Acts and Legal Requirements or to bring the Specifications into compliance with high standards or Regulatory Acts and Legal Requirements.  Subject to Section 4.2(d), payment for changes required for compliance with Regulatory Acts or Legal Requirements will be made per the following standards:

(i)                                     Subject to (iii) below, the costs of revisions requested by either Party in order to maintain the Specifications in conformity with that Product’s Drug Application, applicable cGMPs, applicable Regulatory Acts or Legal Requirements (including with respect to any of the materials used in that Product), and not to the manufacture of pharmaceutical products or types of dosage forms (e.g., sterile vials or blister packs) generally, shall be borne by GSK.

(ii)                                  Subject to (iii) below, the costs of revisions (including any capital expenditure incurred to implement any revision, costs of additional materials and one-time expenditures) requested by either Party to maintain the Specifications in conformity with cGMPs, laws Regulatory Acts or Legal Requirements applicable to the manufacture of pharmaceutical products or applicable dosage form (e.g., sterile vials or tablets in blister packs), shall be borne by Draxis without any increase in the price of that Product if subsequently sold to GSK; provided, however, that the costs related to information technology systems enabling improved EDI, shall be borne by GSK.

(iii)                               Notwithstanding the individual financial obligations in (i) and (ii) above, if at any time during the Term of the Agreements, GSK interprets and applies cGMPs in a manner that is materially more burdensome to Draxis than the interpretation and application followed by Draxis’ other pharmaceutical customers, then the Parties will negotiate in good faith to settle the proportion of the incremental cost to be borne by each of the Parties to implement GSK’s interpretation and application of cGMPs.

(d)                                 Changes in Labeling and Packaging.  From time to time GSK may require labeling or packaging changes that will affect the Products.  These changes may either be initiated by GSK, pursuant to Section 4.2(a) above, or may be a requirement resulting from cGMPs changes.  In either event, if the labeling or packaging change affects all or substantially all of the Products, notwithstanding Section 4.2(c) above, GSK will reimburse Draxis for its costs associated with such a change according to the Schedule of Rates set forth on Schedule 4.2(a).  In the event the labeling or packaging change does not affect all or substantially all of the Products, Draxis shall bear the costs associated with such a change.

4.3                                   Change Control Operating Procedure.

(a)                                  General.  The Change Control Operating Procedure set forth in Schedule 4.3 to this Agreement shall establish the procedure to be followed in the event either GSK or Draxis desires to change any aspect of the manufacturing procedure for Products described in such Change Control Operating Procedure, including but not limited to any change in Specifications as described in Section 4.2(a) above.  Neither party shall implement any change in the manufacturing procedure for the Products unless it has complied with the Change Control Operating Procedure, to the extent required.

(b)                                 Amendment of Change Control Procedure.  Schedule 4.3 may be modified in accordance with Section 17.9 of this Agreement.  In addition, Schedule 4.3 shall be modified to reflect GSK’s Change Control Operating Procedure for contract manufacturers as in effect from time to time, and Draxis agrees to execute any and all documents required under Section 17.9 of this Agreement to amend Schedule 4.3 in that event.  Any change under the Change Control Operating Procedure shall be completed under the Change Control Operating Procedure in effect when the request for change was commenced.

(c)                                  Governmental Approval.  The Change Control Operating Procedure shall contain a mechanism to assure that all required regulatory filings are made, and applicable Governmental Bodies have approved any changes to the Specifications, to the extent required, and that Draxis has a reasonable time to implement any changes in the Specifications required by any Governmental Authority.

4.4                                 Storage Obligations.  When storing Products or Product-derived wastes, Draxis shall comply with, and shall maintain all storage facilities in compliance with, the Specifications and in accordance with cGMPs, GSK Group Quality Policies and Legal Requirements.

4.5                                 Validations and Stability Studies.

(a)                                    General.  Subject to initial validation and stability costs related to the Product transfers referenced in Article IV of the Technical Transfer Agreement, Draxis shall perform at no additional cost to GSK on an on-going basis all validations and stability studies required by the Specifications, cGMPs, GSK Group Quality Policies or Legal Requirements in connection with the regular course of manufacturing the Products for commercial supply.  Draxis shall also perform commercial validations and stability studies otherwise required for the performance of its obligations under this Agreement at no additional cost to GSK except in those instances under this Agreement that require GSK to compensate Draxis for such services (e.g., changes to Specifications for which GSK bears the costs).

(b)                                   Duties.  In performing its duties under Section 4.5(a) above, Draxis shall perform the following tasks:

(i)                                        prepare and provide to GSK, in the format designated by GSK, the data package for required regulatory submissions;

(ii)                                     pull, store and analyze data and maintain database containing applicable information;

(iii)                                  notify the GSK Canada Director for Quality Assurance, or his designee, promptly, but not less than within three (3) business days, if any batch of Products fails any stability tests; and

(iv)                                 report to the GSK Canada Director for Quality Assurance, or his designee, promptly, but not less than within three (3) business days, any significant atypical results, deviations or adverse trends exhibited during testing.

(c)                                    Reference Standards.  GSK shall provide, without charge to Draxis, analytical reference standards for each of the Products.  Draxis will comply with GSK policies concerning the ordering and use of GSK supplied reference standards.  Draxis will also create and maintain a list of products and services undertaken on behalf of GSK using the reference standards and will provide copies to GSK on request.  The reference standards shall be provided in quantities reasonably required for Draxis to perform its obligations relating to the manufacture, stability or other testing, or any other obligation under this Agreement.  GSK will provide reasonable technical assistance to enable Draxis to supply and maintain their own reference standards for Divested Products once GSK is no longer obligated to supply those Products to the Divestment Parties, subject to the terms and conditions of the applicable agreement between GSK and the Divestment Party.  Draxis will not supply reference standards directly to any third party company, including any Divestment Party.

4.6                                   Materials.

(a)                                    General.  Draxis will obtain Materials for Products produced under this Agreement only from suppliers named in the Specifications, where applicable, and shall perform all testing of Materials required by the applicable Materials Specifications.  Draxis will use its best efforts to obtain the lowest possible prices for Materials consistent with its obligations under this Agreement.

(b)                                   Periodic Audits.  Draxis shall be responsible for performing periodic audits of each supplier that provides Materials to be used in the manufacture of the Products as required by cGMPs and GSK Group Quality Policies.  To the extent that Draxis has not previously conducted an audit of a supplier, GSK will share its audit results, if any, with Draxis and Draxis agrees to assume responsibility for future audits of such Supplier.

(c)                                    Inventory.  Draxis shall manage its inventory of Materials to enable Draxis to produce the Product Volumes specified in a Firm Zone and up to an additional twenty percent (20%) of such Product volumes as provided in Section 2.4 above.  Subject to this obligation, Draxis shall also manage its inventory to minimize excess carrying costs and any Long Lead Time, Materials or Reimbursable Materials subject to obsolescence under Section 4.8(c) below.

(d)                                   Materials Certifications.  Draxis shall prepare or cause to be prepared by its suppliers, as the case may be, all certifications as to any Materials required by cGMPs, GSK Group Quality Policies, Legal Requirements or Regulatory Acts  (each, a “Materials Certification”).  Such Materials Certifications shall include, without limitation, all required certifications related to Materials derived from animal products.

(e)                                    Containers and Packaging.  Draxis shall distribute the Products to GSK in such containers and packaging and with such container closure systems and labeling as set forth in the Specifications.  All such containers, packaging, container closure systems and labeling shall be in compliance with the Legal Requirements.  All printed components for the Products shall be produced by Draxis in accordance with the electronic artwork provided to Draxis by GSK.

4.7                                   Long Lead Time Materials.

(a)                                     Certain Purchases in Excess of Firm Zone.  Long Lead Time Materials are those Materials that (i) have lead times in excess of ninety (90) days, (ii) are used in Products produced exclusively for GSK and (iii) are listed on Schedule 4.7 to the applicable Specific Product Supplement.  If Draxis purchases or enters into commitments to purchase any Long Lead Time Materials based on the Product volumes in the Materials Zone for a specified month, and the actual volume specified in the applicable Firm Zone for that specified month for Products containing such Long Lead Time Materials is less than 70% of the last Materials Zone volumes for those Products, then Draxis shall immediately notify GSK of the discrepancy and of its prior purchases or purchase commitments for Long Lead Time Materials.  Draxis shall take the actions described in Section 4.8(a) below to minimize its quantities of unusable Long Lead Time Materials.  ***

***

(b)                                  Insufficient Quantities of Long Lead Time Materials.  ***  Draxis’ inability to provide the Product volumes specified in the Firm Zone due to insufficient inventories of Long Lead Time Materials resulting from the changes in the GSK forecast as specified in this Section 4.7(b) shall not constitute a Draxis Material Default to the extent that Draxis has complied with its obligations under this Section 4.7(b).

4.8                                  Reimbursement for Certain Materials.

(a)                                     General.  ***

(b)                                    Reimbursable Materials.  ***

***

(c)                                  Obsolete Materials.  ***

(d)                                   Obsolete Materials Reimbursement.  ***

4.9                                   Technical Terms of Supply.  The Technical Terms of Supply for the Products are set forth as Schedule 4.9 to the applicable Specific Product Supplement.  In the event of a conflict between the terms of any Technical Terms of Supply attached to a Specific Product Supplement and the terms of this Agreement, the terms of this Agreement shall control.

4.10                             Compliance Standards.

(a)                                    GSK Group Quality Policies.  GSK shall provide all relevant GSK Group Quality Policies to Draxis.  GSK may change the GSK Group Quality Policies from time to time and shall promptly notify Draxis of any changes in writing.  Draxis shall implement any changes in accordance with Section 4.10(b) below following receipt of notification of changes.  If Draxis believes that any change to the GSK Group Quality Policies exceed generally accepted industry standard and as a result will require Draxis to incur significant additional costs not otherwise contemplated under this Agreement, Draxis shall notify GSK within thirty (30) days of receipt of the change and the Parties shall negotiate in good faith to determine the appropriate method for GSK to compensate Draxis for such additional significant costs.

(b)                                   Compliance with cGMPs, GSK Group Quality Polices, Legal Requirements or Regulatory Acts.  Draxis shall be responsible for identifying and implementing, in accordance with its obligations under Section 4.1, any actions required to bring Draxis into compliance with cGMPs, GSK Group Quality Policies, Legal Requirements or Regulatory Acts.  In connection with Draxis’ obligations set forth in the preceding sentence, GSK will provide Draxis with appropriate guidance and assistance related to GSK Group Quality Policies.  Draxis shall have the sole responsibility, however, for reviewing cGMPs, Legal Requirements and Regulatory Acts in order to identify and implement any actions required for compliance therewith.  Draxis shall implement any such changes as promptly as practicable after the changes are adopted (even if, in the case of cGMPs and Regulatory Acts, if a later effective date is specified), unless the effective date falls after a termination of this Agreement for which notice has been previously given.  Draxis shall comply with Legal Requirements of all countries and nationalities listed on Schedule 2.1 to the applicable Specific Product Supplement or subsequently identified pursuant to this Agreement, and Draxis’ obligation shall commence at the time any Product is designated for shipment into that country or nationality.

(c)                                    Compliance with Health, Safety and Environmental Guidelines.  Draxis shall comply with the health, safety and environmental guidelines set forth on Schedule 4.10(c) to this Agreement (the “Healthy, Safety and Environmental Guidelines”).  Draxis is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Legal Requirements and Regulatory Acts related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the Products and taking any precautionary measures to protect its employees from any such hazards.

4.11                             Certain Prohibitions.  ***

***

Article V
Testing And Quality Assurance

5.1                                 Quality Assurance; Quality Control.  Draxis shall implement and perform operating procedures and controls for sampling, stability and other testing of Materials and Products, and for validation, documentation and release of the Products and such other quality assurance and quality control procedures consistent with the Specifications, cGMPs and the GSK Group Quality Policies.

5.2                                 Testing of Product.

(a)                                  General.  Prior to release of the Products to finished goods inventory, Draxis shall test the Products ordered by GSK in accordance with the testing procedures described in the Specifications, and shall provide GSK with a Certificate of Manufacture, Certificate of Analysis, a Certificate of Conformance and/or any other certificate required by the applicable Regulatory Authorities for release of Product (collectively, the “Certificates”) for each batch of each of the Products certifying, warranting, and reflecting that such lot of the Products was produced and tested in compliance with: (i) the Specifications; (ii) cGMPs; (iii) GSK Group Quality Policies; and (iv) all other applicable regulatory documents, in accordance with procedures agreed to between GSK and Draxis, all as more particularly set forth in the applicable Technical Terms of Supply.  GSK retains the right (but not the obligation) to test the Products at GSK’s discretion, but generally intends to accept or reject Products on the basis of the Certificates.  GSK shall be under no obligation to accept any shipment of Product without the accompanying Certificates.

(b)                                 Testing by GSK.  If GSK reasonably believes that the Certificates are not reliable, based on repeated irregularity or any significant noncompliance with any of Draxis’  obligations under this Article V of this Agreement that could reasonably be expected to affect the quality of Products, then for so long thereafter as GSK may reasonably believe the Certificates are not reliable, GSK may test any or all Products on the receipt thereof.  For so long as testing is reasonably believed to be warranted, Draxis shall reimburse GSK by credit on payments otherwise due from GSK for any additional testing conducted under this Section 5.2(b).

5.3                                 GSK Holds and Rejections.

(a)                                  General.  GSK shall notify Draxis of GSK’s placing any Products on hold for further investigation of a Nonconformity or a Deviation Report (as described below), or of GSK’s rejection of any batch (or part thereof) of any Product within sixty (60) days after receipt of such Products by GSK or GSK’s designee that received such Product.  GSK’s notice shall state the basis for the hold or rejection.  Failure to give notice within this sixty (60) day period shall constitute acceptance of any Product delivered; provided, however, that Draxis shall continue to be liable for (i) the failure of any Products to conform to Specifications, unless the failure to conform is due to Force Majeure Event, occurrences affecting or altering the Products after they are delivered to the carrier or freight forwarder, actions taken or failed to be taken after the Products were shipped, (ii) Draxis’ failure to comply with the Specifications, cGMPs and GSK Group Quality Policies in the manufacture of those Products in accordance with the provisions of this Agreement, or (iii) the failure of Draxis to comply with all Legal Requirements and the Regulatory Acts.

(b)                                 Independent Testing.  If the Parties disagree as to whether Products subject to hold or rejected meet the Specifications, Draxis’ President and GSK’s Head of Quality, Manufacturing and Strategic Alliances, or such other persons as they may designate in writing, shall confer to review samples and/or batch records, as appropriate.  If the disagreement is not resolved, then samples, batch records and other data relating to the batch in dispute shall promptly be submitted for testing and evaluation to an independent third party (including a testing laboratory) approved in writing by both Parties.  ***  In the absence of any agreement, GSK shall have the right, with reasonable evidence of a Nonconformity (as defined below), to reject any affected quantities of Products.

(c)                                  Notice.  In the event that after the release of the Products, either Party becomes aware that any batch of the Products is nonconforming, despite any testing and quality assurance activities, such Party shall immediately notify the other Party.

5.4                                 Deviation Report; Nonconformity.

(a)                                  Deviation Reports.  If during the manufacture or other handling of a Product by Draxis (i) the process or analytical limits vary from typical or established report ranges, release guidelines or release limits, (ii) there is reasonable evidence that Specifications, cGMPs or GSK Group Quality Polices were not followed in production of the Products, (iii) there is reasonable evidence that the Products fail to conform to Specifications, (iv) other events or conditions occur which could reasonably be expected to adversely affect the quality of the Products or otherwise are unusual or not expected, or (v) any physical characteristic or attribute of the Products is recognizable at any time during the manufacturing process to be unusual, atypical or irregular by a person with appropriate technical knowledge and experience exercising his best professional judgment, then Draxis shall prepare as soon as practicable following the discovery of such deviation a written report detailing such deviation (a “Deviation Report”) and promptly send such Deviation Report, along with all supporting documentation, to GSK.  Draxis shall include in its Deviation Report its analysis and recommendation for Product disposition.  The Deviation Report shall be attached to, and shall accompany, copies of all relevant batch records.

(b)                                  Nonconformity.  If either party becomes aware or has a reasonable basis to believe that any batch or shipment of Products may have a Nonconformity, at any time regardless of the status of Draxis’ testing and quality assurance activities or of GSK’s acceptance under Section 5.3 above, such party shall notify the other party within twenty-four (24) hours of becoming aware of a Nonconformity. “Nonconformity” means a product characteristic, or potential for existence of product characteristic, that (i) may reasonably be attributable to Draxis’ failure to manufacture, test, package, store, label, release or deliver any Product in accordance with the Specifications, cGMPs or GSK Group Quality Policies, (ii) causes any Product to fail to conform to the Specifications, or (iii) could reasonably be expected to lead to a recall or withdrawal of a Product.  In the event of a Nonconformity, the Parties shall immediately conduct an investigation in accordance with Section 5.8 below and, until resolution of the investigation, handle the Products as provided in Section 5.4(c) below.

(c)                                    Products Subject to Nonconformity or Deviation Report.  Any batch or shipment of Product that is the subject of a Nonconformity or of a Deviation Report shall be handled as follows:

(i)                                     Products held in inventory at Draxis shall not be shipped to GSK or its Affiliates, unless directed otherwise by GSK;

(ii)                                  Any Products shipped to GSK and held in stock by GSK shall maintain a “Hold” or “Unpassed” status, and shall not be released into passed inventory of GSK, until GSK has completed any investigations pursuant to Section 5.8 and approved the disposition of the Product subject to the Nonconformity or the Deviation Report; and

(iii)                               Payment for such Products whether shipped or unshipped shall not be due from GSK until GSK has completed any investigations pursuant to Section 5.8 and approved the disposition of the Product subject to the Nonconformity or Deviation Report.

Upon learning of a Nonconformity, GSK shall have the right to suspend production of the affected Products at the Facility until the Parties mutually agree that the cause of such Nonconformity has been remedied or addressed.  During the period of suspended production, GSK shall be relieved of all financial obligations associated with any Firm Zone or portion thereof that is not produced as a direct consequence of the suspension, and Draxis shall be relieved of its potential obligations under Section 15.8(a) for a period of suspension of up to five (5) business days and (ii) for any longer period of suspension requested by GSK if Draxis is ultimately found to have been following applicable Specifications, cGMPs and GSK Group Quality Policies in the affected Products and the affected Products are found to conform to cGMPs.

5.5                                 Quantitative Deficiencies.  GSK shall inform Draxis of any claim relating to quantitative deficiencies in any shipment of Products within forty-five (45) days following receipt of any shipment.  In the event GSK determines there is a quantitative deficiency in any shipment, GSK shall, at its option: (i) only pay for actual quantities delivered; or (ii) require Draxis to rectify any such deficiency by promptly shipping the appropriate quantities of any relevant Product to or as directed by GSK or a GSK Affiliate, in which case GSK shall be obligated to pay for any such quantities pursuant to the terms and conditions of this Agreement.  Notwithstanding the foregoing, quantities actually shipped pursuant to a Purchase Order may vary within the parameters established for each of the Products set forth on Schedule 5.5 to the applicable Specific Product Supplement and still be deemed to be in compliance with such Purchase Order.

5.6                                 Product Complaints.  Any and all complaints of which Draxis becomes aware relating to any Product shall promptly be forwarded to the GSK Canada Product Complaints Department, or his designee.  GSK shall promptly inform Draxis of any and all complaints that GSK receives which implicate Draxis’ manufacturing or other processes at the Facility.  Notification shall be given by telephone, with a facsimile confirmation immediately following.

5.7                                 Adverse Events.  For the purposes of this Agreement, “Adverse Event” shall mean any adverse event associated with the use of any Product in humans, whether or not considered drug-related.  The definition includes an adverse event occurring in the course of the use of a Product in professional practice, in studies, in investigations or in tests.  The definition also includes an adverse event occurring from Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality which is or is thought by the reporter to be serious or associated with relevant clinical signs or symptoms.  For the purposes of this Agreement, “Serious Adverse Event” shall mean an Adverse Event that is fatal, life-threatening, permanently disabling or incapacitating, results in new or prolonged in-patient hospitalization, is a congenital anomaly, cancer or an overdose.  With respect to any Product, Draxis shall notify the GSK Canada Product Complaints Department, or any successor department specified by GSK, as soon as possible, but (i) no later than twenty-four (24) hours following its receipt of information concerning a possible Serious Adverse Event and (ii) no later than forty-eight (48) hours following its receipt of information of a possible Adverse Event that is not a Serious Adverse Event.  Notification shall be given by telephone, with a facsimile confirmation immediately following.  Draxis shall provide to GSK all the information Draxis has available concerning the Adverse Event and shall cooperate fully with any investigation conducted or directed by GSK as set forth in Section 5.8 below.  To the extent an Adverse Event of which GSK becomes aware implicates Draxis’ manufacturing or other processes at the Facility, GSK shall inform Draxis of such Adverse Event and shall disclose to Draxis any information GSK has regarding that Adverse Event which implicates Draxis’ manufacturing or other processes at the Facility.  Notification shall be given by telephone, with a facsimile confirmation immediately following.

5.8                                 Investigations; Draxis’ Obligations.

(a)                                  General.  The Parties shall investigate all reports of Nonconformity, Product complaints and Adverse Events in order to assure the conformity of Products to Specifications and cGMPs and the safety and efficacy of the Products.  The Parties shall act promptly and shall cooperate fully in such investigations.

(b)                                 Direction.  GSK shall have the sole right, in its discretion to control and direct any or all aspects of an investigation conducted under this Section 5.8.  GSK shall advise Draxis from time to time throughout such investigation of GSK’s intentions regarding control and direction of the investigation of which Draxis has been notified.

(c)                                  Draxis’ Assistance.  Upon written request by GSK, Draxis shall provide all reasonably requested testing, assistance and information to GSK in connection with an investigation of any Nonconformity, Product complaint or Adverse Event, including chemical/microbial analysis of complaint samples  (if available), analysis of retained samples and review of batch documentation.  Draxis shall have the right to conduct at its own expense any further tests it deems appropriate regarding such investigation provided that it shall share the results with GSK.

(d)                                 Reporting.  Draxis shall provide to GSK (i) a written report of its determinations and conclusions from any such investigation, testing or other requested assistance related to such investigation as soon as reasonably practicable and (ii) samples (if available) of the affected Product.  Any report regarding a Nonconformity shall be submitted by Draxis within thirty days of the notification regarding that Nonconformity given under Section 5.4(b) above.  GSK shall provide to Draxis a written report of GSK’s determinations and conclusions from any investigation, report, testing, or portions thereof, to the extent GSK’s determination and conclusions implicate Draxis or Draxis’ manufacturing or other processes at the Facility.  Each party shall hold all communications related to such investigation, testing or other requested assistance in confidence, and those communications shall be subject to the terms of Article XIII hereof.

(e)                                  Reimbursement.  ***

***

5.9                                 Certain Product Events.

(a)                                  Notification and Cooperation.  In the event GSK shall be required (or shall voluntarily decide) to initiate a recall, withdrawal or field correction of, field alert report or comparable report with respect to, any Product manufactured by Draxis pursuant to this Agreement, whether or not such recall, withdrawal, field correction or field alert report has been requested or ordered by any Governmental Body, GSK shall notify Draxis’ most senior quality assurance officer, and Draxis shall fully cooperate with GSK to implement the same.

(b)                                 Coordination of Efforts.  In the event Draxis believes that a recall, withdrawal, field correction, field alert report or comparable report with respect to any Product may be necessary and/or appropriate, Draxis shall immediately notify the GSK Head of Quality, Manufacturing and Strategic Alliances, of its determination.  The Parties shall cooperate with each other in determining the necessity and nature of such action; provided, however, that Draxis shall take no action to effect the same without the written concurrence of GSK.  If GSK does not concur with any recall, withdrawal, field correction, field alert report or comparable report recommended by Draxis, then, without limiting any liability GSK otherwise has under this Agreement, GSK shall be liable under this Section 5.9(b) for any Losses incurred by Draxis or GSK that could have been avoided but for the delay, except to any extent Draxis withheld material information or misrepresented the material information upon which GSK made its determination.

(c)                                  Contacts and Statements.  With respect to any recall, withdrawal, field correction, field alert report or comparable report with respect to any Product, GSK shall make all contacts with the applicable Governmental Authorities and shall be responsible for coordinating all of the necessary activities in connection with any such recall, withdrawal, field correction, field alert report or comparable report, and GSK shall make all statements to the media, including press releases and interviews for publication or broadcast as provided in Section 13.6 below.  Draxis agrees to make no statement to the media, unless otherwise required by law and in any such event, Draxis shall collaborate with GSK on the content of any such statement.

(d)                                 Remedies.  If any recall, withdrawal, field correction, field alert report or comparable report with respect to any Product is initiated because of a defect arising from Draxis’ failure to manufacture, test, package, store, label, release or deliver that Product or any Materials in compliance with the Specifications, cGMPs, and GSK Group Quality

Policies, or the failure of the Product to conform to Specifications, GSK shall, in addition to any other remedies available to it, be entitled to handle the affected Product and charges relating thereto as provided in Sections 5.10 and 5.11 below.

5.10                           Disposition of Certain Products.  In the event any quantity of a Product is found not to comply with Specifications, or in the event any recall, withdrawal, field correction or third-party return of any Product is determined to be a result of Draxis’ failure to manufacture, test, package, store, label, release or deliver that Product in accordance with this Agreement, then GSK or the GSK Affiliate receiving the Product shall, at GSK’s sole discretion, either (i) return the Product to Draxis for rework or reprocessing by Draxis, all at Draxis’ expense; (ii) return the affected Products for destruction by Draxis at Draxis’ expense; or (iii) have the Product destroyed, at Draxis’ expense, in accordance with applicable law in the jurisdiction in which destruction occurs.  In addition, GSK may seek a credit under Section 5.11 below; provided that, subject to GSK’s rights in Sections 15.4, 15.8 and 15.10 and the right of specific payment to the extent provided for in Section 15.8, the remedies provided in this Section 5.10 shall be GSK’s sole remedy with respect to any rejected quantity not distributed to Third Parties, and Draxis shall have no other liability therefor.  The party undertaking destruction of the Product shall be solely responsible for compliance with all Legal Requirements in connection with the destruction and shall be liable for any Losses resulting from such destruction.

5.11                           Credits.  In the event any rejected quantity of a Product is found not to comply with Specifications, or in the event any recall, withdrawal, field correction or third-party return of any Product is determined to be a result of Draxis’ failure to manufacture, test, package, store, label, release or deliver that Product in accordance with the Specifications, cGMPs, GSK Group Quality Policies and Legal Requirements, Draxis shall: (i) reimburse or credit GSK the price paid by GSK for the affected Product, including any freight and insurance charges; (ii) reimburse or credit GSK for the actual costs incurred in shipping, applicable transit charges, insurance premiums, duties, taxes paid or any other out-of-pocket charges incurred in connection with such Product; (iii) reimburse or credit GSK for any out-of-pocket costs paid by GSK to Third Parties for transportation and destruction of the Product; and (iv) pay or provide a credit to GSK for the actual administrative expenses and all other reasonable costs incurred by GSK outside of the ordinary course of business in connection with the disposition of a Product under this Article V.  GSK shall provide Draxis with such information and documentation as Draxis may reasonably request to confirm any of the foregoing charges, costs or expenses.  Alternatively, GSK may apply a debit to one or more outstanding invoices issued pursuant to Section 3.5 above provided GSK promptly gives Draxis written notice of such debit.  If there is outstanding credit to GSK on the termination of this Agreement, Draxis shall reimburse GSK for the amount of such credit within thirty (30) days after this Agreement is terminated.

5.12                            Product Returns from the Field.  GSK shall instruct its distributors and customers to direct any returns of Products to GSK in accordance with GSK’s standard return policy.  Draxis shall promptly notify GSK in writing (including all information Draxis has relating thereto) in the event that any distributor, customer or other third party returns any Product to Draxis.  Draxis shall, at GSK’s expense, promptly forward all such Product to the location specified by GSK, and shall take no other action regarding such Product (except for safeguarding such Product), unless requested in writing by GSK or required by Legal Requirements.  After a commercially reasonable period of time safeguarding the Products so held, Draxis may destroy the Products if it has given written notice of its intention to GSK and GSK has not directed otherwise within ten (10) business days of receipt of that notice.

5.13                           Samples.  Draxis shall retain samples from each batch of Products for a period of one (1) year after the shipment of such batch to GSK or such longer period required by applicable laws and regulations for record keeping, testing and regulatory purposes or specified in the Technical Terms of Supply for each Product.  When storing Products or Product-derived wastes, Draxis shall comply with, and shall maintain all storage facilities in compliance with Specifications and in accordance with cGMPs, GSK Group Quality Policies, Regulatory Acts, and Legal Requirements.

5.14                           Annual Product Review.  No later than each January 1 during the Term, Draxis shall prepare, and provide to GSK, an Annual Product Review for the Products as required by cGMPs and applicable regulations.  Each Annual Product Review will cover all aspects of manufacturing that occur at the Facility or at the facility of any party with whom Draxis subcontracts pursuant to Section 17.8 of this Agreement.  Each Annual Product Review will include, without limitation, stability testing record trends, summaries of changes, deviation report trends, release testing records trends, production record trends and other relevant data, to allow GSK to produce an annual product quality review as required by the GSK Group Quality Policies.

Article VI

Regulatory Matters

6.1                                 Consents.  Draxis holds all Consents now required by Draxis for the performance of its obligations under this Agreement for Products currently being produced for commercial supply and, pursuant to Section 5.1 of the Technical Transfer Agreement, Draxis shall be responsible for obtaining the Consents necessary for production and sale to GSK or GSK Affiliates of all other Products for markets described on Schedule 2.1 to the Specific Product Supplement(s).  At all times, Draxis shall maintain and comply with all the Consents which may from time to time be required by any Governmental Body having jurisdiction with respect to its manufacturing operations and facilities and otherwise to be obtained by Draxis to permit the performance of its then current obligations under this Agreement.  Draxis shall bear all expenses incurred in connection with its obligations under this Section 6.1.  In the event any Consent held by Draxis relating to the Facility or its ability to manufacture the Products in accordance with this Agreement is hereafter suspended or revoked, or in the case of any Consents required for Products for future supply, or Draxis has material restrictions imposed upon it by any Governmental Body affecting any of the Products or the Facility, Draxis shall immediately notify GSK and shall promptly provide a schedule of compliance and such other information related thereto as is reasonably requested by GSK.

6.2                                 Product Consents.  GSK and GSK Affiliates shall, at their expense, obtain and maintain any Consents which may from time to time be required by any Governmental Body with respect to ownership of the Drug Applications or with respect to the marketing, distribution, clinical investigation, import or export of the Products.  GSK shall, with Draxis’ assistance and cooperation, be responsible for responding to all requests for information required by GSK’s Consents from, and making all legally required filings relating to GSK’s Consents with, any Governmental Body having jurisdiction to make such requests or require such filings.  The Parties anticipate that Draxis shall, in the ordinary course of its business, maintain sufficient staff to assist and cooperate with GSK in connection with the making of all legally required filings with respect to the Products.  In the event any Consent held by GSK relating directly to any of the Products is hereafter suspended or revoked, GSK shall promptly notify Draxis of the event and shall promptly inform Draxis of the impact on GSK’s purchases of the affected Product (when known by GSK) and GSK’s general intentions with respect to the affected Product.

6.3                                 Compliance with Laws.  In carrying out its obligations under this Agreement, Draxis shall comply in all respects with cGMPs, GSK Group Quality Policies, Regulatory Acts and applicable Legal Requirements in effect from time to time.

6.4                                 Drug Application Documentation.  GSK shall maintain Drug Applications at such location as GSK determines, in its discretion from time to time.  Upon reasonable request from Draxis, GSK shall provide Draxis with information regarding Drug Applications, or discrete sections thereof, to the extent reasonably needed by Draxis to perform its obligations under this Agreement; provided, however, that information provided hereunder shall not be provided or disclosed to any other party without GSK’s prior consent.

6.5                                 Regulatory Changes.  The Parties will promptly notify each other of any material revisions or amendment of or additions to cGMPs and will confer with each other with respect to the best means to comply with such requirements.

6.6                                 Import/Export Matters.

(a)                                  Export Program.  The Parties acknowledge that Draxis will be providing Product to GSK or GSK Affiliates for export by GSK or GSK Affiliates to numerous countries outside Canada.  Accordingly, Draxis shall abide by GSK’s export procedures set forth in the Technical Terms of Supply for that Product.  Such procedures do and will conform to Legal Requirements as adopted and amended from time to time by GSK or GSK Affiliates to which Products are shipped.

(b)                                 Export Regulations.  In shipment of Products, GSK and GSK Affiliates shall comply with applicable export restrictions and GSK’s export policies as amended from time to time, and GSK shall be the exporter of record for the Products.  GSK and GSK Affiliates shall also obtain and maintain at their respective expense all required export permits and approvals.  Draxis shall provide GSK such data, documentation and other information reasonably required for GSK to fulfill its obligations hereunder, including, without limitation, the Certificates as provided in Section 5.2(a) above.

6.7                                 Regulatory Inspections.

(a)                                  Procedures.  If Draxis is notified that any Product or the Facility will be subject to an inspection by any Governmental Body, Draxis shall:

(i)                                     Immediately advise the GSK Head of Quality, Manufacturing and Strategic Alliances, or his designee by telephone and facsimile and provide all relevant information known to Draxis regarding such investigation;

(ii)                                  Fully cooperate with and allow any such inspection to the extent required by Legal Requirements;

(iii)                               Except as otherwise required by Legal Requirements, Draxis shall not permit any inspections involving any Product or GSK’s Confidential Information covered by Article XIII of this Agreement until further instructions in writing are received from the GSK Head of Quality, Manufacturing and Strategic Alliances, and Draxis agrees that GSK or GSK Affiliates shall have the right to be present at any inspection involving any Product;

(iv)                              Promptly send GSK a copy of any inspection report observations related to the manufacture, generation, processing, storage, transportation, distribution, treatment, disposal or other management of Products or Materials as well as responses to any inspection reports prepared in accordance with this Section 6.7.

Notwithstanding the foregoing provisions of Section 6.7(a), nothing shall oblige Draxis to disclose information to GSK or GSK Affiliates relating to any other customer of Draxis or those customer’s products to which the inspection relates.

(b)                                 Notification.  If any Governmental Body shall take any action which shall require a response or action by Draxis with respect to any Product, Specifications, Material, the Facility, or any operating procedure affecting the Products, Draxis agrees, in light of GSK’s interest in the Products, immediately to notify GSK of the required response or action and shall proceed only with the advice and consent of GSK, which shall not be unreasonably withheld, conditioned or delayed.  GSK acknowledges Draxis’ responsibility with respect to responding to any Governmental Body and shall respond accordingly.

Article VII
Intellectual Property

7.1                                 Ownership.

(a)                                  GSK Rights.  Draxis acknowledges and agrees that, as between GSK and Draxis, GSK owns all rights in and to the GSK Intellectual Property, including all Intellectual Property rights in and to the Products, the Drug Applications for the Products, the Data (as defined below) and documentation, specifications and processes associated with the Products (except as specified in Section 7.2 below), the Drug Applications for the Products and Data, except to the extent that such items are in the public domain or owned by a Third Party.  In particular, Draxis acknowledges and agrees that: (i) all of the Specifications contain valuable trade secrets and confidential information of GSK and are and shall remain the copyrighted works of GSK; and (ii) all of the patents, trademarks and Product formulation software files owned by GSK which apply to the manufacture, use or sale of Products covered by this Agreement are and shall remain GSK Intellectual Property.  Except as expressly provided in Section 7.3 below, nothing in the Agreement shall be deemed to transfer or convey, expressly or by implication, any GSK Rights to Draxis.

(b)                                 Draxis Rights.  GSK acknowledges and agrees that Draxis owns all rights in and to the Draxis Intellectual Property.

(c)                                  Trademark Rights.  Draxis acknowledges and recognizes the great value of the publicity and goodwill associated with the GSK trademarks as well as such other tradenames owned by GSK that GSK may use in connection with the Products from time to time  (collectively, the  “Marks”), and acknowledges that all such goodwill belongs exclusively to GSK.  At GSK’s request and reasonable expense, Draxis shall cooperate reasonably and in good faith with GSK for the purpose of securing and preserving GSK’s rights in and to the Marks.  Except as set forth in Section 7.3(c) below, nothing in this Agreement shall be construed as an assignment or grant to Draxis of any right, title or interest in or to the Marks.  Draxis shall not register or attempt to register any of the Marks, alone or in combination with other elements, as a trademark, service mark, corporate name, trade name or other designation of origin.  GSK’s failure to register or election not to register any of the Marks shall not be deemed an abandonment or waiver of any such rights.

7.2                                 New Developments and Modifications.

(a)                                  Product Developments.  All Intellectual Property relating to a Product conceived, reduced to practice, authored, or otherwise generated or developed in whole or in part in the course of activities under this Agreement, excluding any development described in Section 7.2(d) below, whether patentable or not, and any authorship of works relating to a Product, including any trademarks, trade dress, trade secrets or copyrights, shall be “Product Developments.” Such Product Developments shall include without limitation, any know-how or improvements relating to the Products or the manufacture of the Products, conceived, reduced to practice or otherwise developed solely by or on behalf of Draxis, in connection with the performance of its obligations hereunder.

(b)                                 Ownership of Product Developments.  Without further payment to Draxis, GSK shall own all right, title and interest in and to all Product Developments, whether made, conceived, reduced to practice, authored or otherwise generated or developed solely by Draxis personnel, solely by GSK personnel, or jointly by Draxis and GSK personnel, and all rights to Intellectual Property arising therefrom.  Draxis will, and hereby does, assign to GSK all of its rights, title and interest in and to Product Developments and rights to Intellectual Property arising therefrom.  Draxis will provide reasonable assistance to GSK, at GSK’s expense, in obtaining and enforcing and defending GSK’s ownership of the Product Developments and appurtenant rights to Intellectual Property, including without limitation and as applicable, the assignment to GSK of all their right, title and interest of its employees or independent contractors in and to such Product Developments and appurtenant rights to Intellectual Property.

(c)                                  Patents.  As soon as practicable after reduction to practice by Draxis of any Product Development, Draxis shall inform GSK in writing of such Product Development.  Draxis may not implement or use any Product Development that would require a change to the Specifications without the prior written consent of GSK.  Notwithstanding any obligation of confidentiality between Draxis and GSK under Section 13.3 hereto or any other agreement, GSK, at its own expense, may elect to file and prosecute appropriate patent applications and maintain patents issuing therefrom covering such inventions.  Upon GSK’s reasonable request and at GSK’s expense, Draxis shall take such reasonable actions as GSK deems necessary or appropriate to assist GSK in obtaining patent or other proprietary protection in GSK’s name with respect to all Product Developments.

(d)                                 Draxis Developments.  All Intellectual Property conceived, reduced to practice or otherwise developed solely by or on behalf of Draxis in connection with the performance of its obligations hereunder that has general applicability to the manufacture of pharmaceutical products other than the Products, including any inventions, whether patentable or not, trade secrets or copyrights that is properly identified and obtained in accordance with this Section 7.2(d) shall be owned by Draxis.  All Intellectual Property relating to a Product conceived, reduced to practice or otherwise developed by or on behalf of Draxis shall be owned by Draxis only if (i) conceived and proposed by Draxis, rather than GSK, (ii) such Intellectual Property constitutes a novel and dramatic change in the manner of producing a Product, (iii) it is undertaken by Draxis in strict compliance with the provisions of Section 7.2(e) below and (iv) does not utilize or is not based on any of the GSK Intellectual Property.  Intellectual Property described in this Section 7.2(d) and owned by Draxis shall be a “Draxis Development.”

(e)                                  Process for Identifying Draxis Developments.  As soon as practicable, Draxis shall inform GSK in writing of any Draxis Development (proposed or reduced to practice).  Within sixty (60) days after receipt of notice under this Section 7.2(e), GSK shall, in writing, consent to the designation of that Intellectual Property as a Draxis Development or object to the designation of such Intellectual Property as a Draxis Development.  If Draxis fails to give notice on a timely basis as required under this Section 7.2(e), Draxis’ ownership of any Draxis Development vis a vis GSK or any GSK Affiliate will be suspended until Draxis has given notice as required under this section, but this suspension shall not affect Draxis’ rights with respect to other third parties.  Notwithstanding any GSK Consent to the designation of any Intellectual Property as a Draxis Development, Draxis may not implement or use any Draxis Development for the manufacture of Products that would require a change to the Specifications without the prior written consent of GSK in accordance with Section 4.2 above and the grant of a license to GSK and GSK Affiliates, on terms mutually acceptable to GSK and Draxis, to use or exploit the Draxis Development or the written waiver by GSK of its right to the license.  Upon GSK’s request, Draxis and GSK shall enter into good faith negotiations regarding the terms of Draxis’ license to GSK of the right to use and/or exploit a Draxis Development.  The Parties contemplate that such license terms would provide GSK with the nonexclusive, nontransferable right to make, have made, use and sell Products that practice such Draxis Development at any location.

7.3                                  Grant of Licenses.

(a)                                  By GSK.  Under the terms and subject to the conditions of this Agreement, GSK hereby grants Draxis the non-exclusive, royalty-free right during the Term of this Agreement, under the GSK Intellectual Property and the Product Developments (collectively, the “GSK Rights”) to utilize the GSK Rights to the extent required solely to perform Draxis’ obligations under this Agreement.  Draxis will have no right or license to make, manufacture, supply, distribute or sell the Products or use any GSK Rights or Product Developments for any other purpose.  All license rights with respect to each Product granted to Draxis hereunder immediately shall terminate at the expiration or termination of this Agreement.

(b)                                 Sublicenses.  Subject to GSK’s right of prior approval and consent, solely to the extent: (i) necessary for Draxis to perform under this Agreement and (ii) that GSK has the right to grant such sublicense, GSK hereby grants Draxis a non-exclusive, royalty-free sublicense to use any and all Patent rights, trade secrets, Marks, know-how and other proprietary non-patented information owned by a Third Party which GSK or a GSK Affiliate has licensed or otherwise has rights to during the Term of this Agreement solely to perform Draxis’ obligations hereunder.  Draxis agrees to comply with all restrictions and other terms and conditions contained in any agreements or licenses with Third Parties of which Draxis has been given written notice.  GSK and GSK Affiliates shall be responsible for all other obligations due to Third Parties pursuant to such sublicense agreements.

(c)                                  Trademark License.  Subject to the terms and conditions of this Agreement, GSK grants to Draxis during the Term of this Agreement the personal, nonexclusive and nontransferable license to use the Marks solely in the performance of its obligations under this Agreement.  Draxis shall in no event have any right or license to use any other Marks in connection with the Products.  The Parties acknowledge that Draxis’ performance of its obligations under this Agreement is important to preserve the quality of the Products associated with the Marks and GSK’s goodwill associated with the Marks.  All of the other license limitations in Section 7.3(a) above shall also apply to the license set forth in this Section 7.3(c).

7.4                                  Infringement.  Draxis shall promptly notify GSK of any infringement, misappropriation or other unauthorized use of an Intellectual Property Right licensed under this Agreement that comes to Draxis’ attention after no independent investigation.  The notice shall set forth the facts of such infringement in sufficient detail.  GSK shall have the sole right, but not the obligation, to institute, prosecute and control, at its expense, any action or proceeding against the Third Party infringer of a Patent claiming a Product Development.  If GSK institutes an action against such infringer, Draxis shall give GSK reasonable assistance and authority to control, file and prosecute the suit as necessary at GSK’s expense.  GSK shall retain any damages or other monetary awards that it recovers in pursuing any action under this Section 7.4.

7.5                                 Data.

(a)                                  Ownership.  As between Draxis and GSK, GSK shall be and remain the sole and exclusive owner of any and all data and information relating to: (i) the business of GSK or any GSK Affiliate; (ii) customers or suppliers of GSK or any GSK Affiliate, as it relates to any Product; (iii) any of the Products, including all the Specifications therefore and any other information relating thereto delivered by GSK to Draxis under this Agreement; and (iv) any GSK Rights (collectively, the “Data”).  The Data shall include current, historical, archived and outcomes information, whether or not present at the Facility or in electronic or hard-copy form.  Except as expressly provided in this Agreement or any other agreement between the Parties, GSK shall own all Intellectual Property rights that may subsist in the Data.

(b)                                 Draxis Access.  Draxis agrees to access the Data only as and to the extent necessary and appropriate for the performance of its obligations under this Agreement.  Except as expressly provided in this Agreement or in any other agreement between the Parties, neither Draxis nor any of its employees, agents, consultants or assigns shall have any ownership or (except as set forth in the preceding sentence) usage rights in any of the Data in any form, including raw data, stripped data, cumulated data, usage information, summary information and statistical information derived from or in connection with the Data.

(c)                                  GSK Access.  During the Term of this Agreement and for a reasonable period of time after the expiration or termination of this Agreement, provided that GSK has agreed to the provisions and protections of Article XIII, GSK Visitors shall have the right to reasonable access and copy the Data at all times during the Term of this Agreement on-site at the Facility.  Draxis shall provide GSK with reasonable assistance and cooperation in connection with GSK’s exercise of this right.

Article VIII
Information; Access; Audit Rights

8.1                                  Provision of Information.  Draxis shall provide to GSK copies (in electronic or hard-copy form, as requested by GSK) of all data generated during the term of this Agreement as may be requested from time to time by GSK.

8.2                                  GSK Representatives.  In connection with monitoring of this Agreement, GSK shall be allowed to have, at its cost, representatives on site at the Facility with access to the portions of the Facility being utilized for the manufacture of the Products for the purpose of observing, reporting on, and consulting as to such manufacturing efforts.  Draxis shall reasonably cooperate in enabling such representatives to carry out their responsibilities and will make adequate temporary desk space and other reasonable resources available to these representatives during the periods they are working at Draxis.

8.3                                  Inspection Rights.  Without limiting its rights under Section 8.2  above, GSK Visitors shall have the right to inspect those portions of the Facility used in the manufacture, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the Products and Materials.  GSK Visitors shall have the right to inspect all inventory of Products and Materials contained at the Facility.  Such inspections shall occur during business hours and shall be scheduled by GSK Visitors at least two (2) business days in advance; provided, however, that in the event of an Adverse Event or any proposed or actual inspection by the FDA or other Governmental Body or other emergency involving any Product, Material or the Facility, GSK Visitors shall have the right at any time upon oral or written notice to Draxis of one (1) business day to conduct an inspection hereunder.  Purposes for such inspections may include cGMPs compliance, system audits, compiling information for reporting obligations, compliance with Specifications and/or investigations of complaints and/or compliance with any Legal Requirements, including appropriate health, safety and environmental guidelines, provisions of the Regulatory Acts or the terms of this Agreement GSK’s inspection rights under this Section 8.2 shall not extend to any portions of the Facility, documents, records or other information which do not relate to Products or Materials or to the extent they relate or pertain to third parties or their products or materials (other than any Divestment Party to the extent information is required or permitted to be provided under Article IX below).  Draxis may redact information relating to third parties and their respective products or materials from any documents deliverable to GSK in connection with GSK’s exercise of its inspection rights hereunder.

8.4                                  Documentation.  Each Party shall maintain, in accordance with and for the period required under cGMPs and all other applicable laws, rules and regulations, complete and adequate records pertaining to the methods and facilities used for the cGMPs manufacture, processing, testing, packing, labeling, holding and distribution of the Products.

8.5                                  Access.  GSK shall have unrestricted access during normal business hours on reasonable notice at a mutually agreed upon time to copies of records and any other documentation relating to the manufacture of Products by Draxis under this Agreement and shall be free to copy and use such documentation as reasonably required for any normal regulatory or business use relating to the Products.

8.6                                  Audit.  GSK shall have the right to audit Draxis in connection with the manufacture of the Products.  Purposes for such audits may include, without limitation, cGMPs compliance, system audits, compiling information for reporting obligations, compliance with Specifications and/or investigations of complaints and/or compliance with any Legal Requirements, including appropriate health, safety and environmental guidelines, provisions of the Regulatory Acts or the terms of this Agreement, manufacturing, quality control/quality assurance, and cost and financial records.  Draxis will provide access during reasonable business hours to GSK representatives for such purpose and will otherwise reasonably cooperate with such audit.

Article IX
Divested Products

9.1                                General.  The Parties acknowledge that from time to time during the Term, GSK or GSK Affiliates may divest certain Products by sale, assignment or license to a Third Party (each, a “Divestment Party”) of some or all of the Drug Applications, patents, trademarks and/or know-how related to certain Products (each such transaction, a “Divestment”).  In a Divestment, GSK may directly enter into an agreement with the Divestment Party to supply the affected Products to the Divestment Party.  In the event that GSK enters into such an agreement to supply Products subject to a Divestment to a Divestment Party, GSK agrees that Draxis will produce those Products (“Divested Products”) for GSK pursuant to the terms of this Agreement.  GSK shall advise Draxis of each Divestment and whether Draxis will continue to produce the affected Product for GSK pursuant to the terms of this Agreement after such Divestment.

9.2                                   Effect of Divestment.  In a Divestment, Draxis shall function as a subcontractor to supply the Divested Products.  The Divestment shall not diminish Draxis’ obligations hereunder and, except as specifically provided otherwise in this Article IX, the provisions of the Agreement shall continue to govern any Divested Product.  GSK may, in its sole discretion, direct Draxis to perform any of Draxis’ obligations hereunder with respect to a Divested Product for the benefit of the Divestment Party rather than for the benefit of GSK; provided, however, in such event Draxis shall have the right to unilaterally terminate its obligations to any Divestment Party upon two (2) years written notice to such Divestment Party at any time on or after the second (2nd) anniversary of the effective date of the assignment of Draxis’ obligations to the Divestment Party.  Draxis shall have only the authority provided pursuant to this Article IX with respect to the manufacture, testing, packaging, storing, labeling, release, delivery or sale to GSK and GSK Affiliates of the Divested Products, and Draxis shall in no manner otherwise deal with the Divested Products.

9.3                                   Governing Provisions.  Except as provided in Section 9.4 below, if any provision of this Agreement relating to a Divestment is in conflict with any specific provision of this Article IX, the specific provisions of this Article IX shall govern.

9.4                                   Intellectual Property.  In any Divestment, as between the Divestment Party and GSK or a GSK Affiliate, the ownership of the GSK Intellectual Property shall be determined by the provisions of the applicable agreement entered into between GSK or GSK Affiliate and the Divestment Party; provided, however, that as between GSK and Draxis, the terms of this Agreement shall determine the ownership of such intellectual property and other property.  GSK shall advise Draxis of any changes, if any, to Draxis’ rights under this Agreement arising from the Divestment.

9.5                                   Noncompetition.  The Divestment of a Product shall in no way modify or limit Draxis’ obligations under Article XVI of this Agreement.

9.6                                  Divested Product Inspection and Audit Rights.  Draxis acknowledges that, as a part of GSK’s rights to inspection and audit regarding Divested Products and Draxis’ obligations with respect thereto, and without limiting or reducing GSK’s rights under Section 8.3 or 8.6 herein, each

Divestment Party may conduct audits and inspections under Sections 8.3 and 8.6 one time per year, solely with respect to areas of the Facility and solely with respect to those records and documentation pertaining to the applicable Divested Products, and not with respect to any financial records of Draxis.  The Divestment Party, GSK or GSK Affiliate shall provide Draxis with at least thirty (30) calendar days prior written notice, and the Divestment Party shall be obligated to sign a confidentiality agreement with Draxis containing commercially reasonable and standard terms.  Such audits or inspection shall be conducted by no more than two (2) representatives of such Divestment Party reasonably experienced in the manufacturing of pharmaceuticals products, who shall be accompanied by a qualified GSK representative knowledgeable regarding cGMPs relating to the applicable Divested Product(s), and shall last for no more than three (3) days.  To the extent that GSK changes its audit practices in the future to conduct audits of the Facility on a Product-by-Product basis, GSK shall then use reasonable efforts to conduct its own audits of the Divested Products concurrently with any audits conducted by the Divestment Party for the applicable Divested Products.

Article X
Representations And Warranties

10.1                          Representations and Warranties of Draxis.  Draxis represents and warrants that:

(a)                                  Status; Enforceability.  Draxis is a validly existing corporation in good standing under the laws of the jurisdiction of its incorporation; the execution, delivery and performance of this Agreement by Draxis (where applicable) has been duly authorized by all requisite corporate action; this Agreement constitutes the legal, valid and binding obligation of Draxis, enforceable against Draxis in accordance with the terms hereof, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity; and the execution, delivery and performance of this Agreement by Draxis will not violate or conflict with any other agreement or instrument to which Draxis is a Party.

(b)                                 Capability to Perform under the Agreement.  To fulfill its obligations under this Agreement, Draxis has allocated and will allocate equipment, production lines, staffing, physical space and other resources sufficient to manufacture the quantities of Products required by GSK pursuant to this Agreement.

(c)                                  Certain Persons.  Draxis has not used, in any capacity associated with or related to the manufacture of the Products, the services of any persons who have been, or are in the process of being, debarred under 21 U.S.C. § 335a(a) or (b) or any comparable Regulatory Act.  Furthermore, neither Draxis nor any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval, or suspension, or (ii) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval or suspension.

(d)                                 Regulatory Consents.  Draxis has all government approvals, permits and licenses necessary or desirable in performance of its obligations hereunder and the manufacture of the Products for commercial sale in the markets listed on Schedule 2.1 to the Specific Product Supplement(s) except for those regulatory consents shown on Schedule 10.1(d) to the applicable Specific Product Supplement.  Draxis shall obtain each of these regulatory consents by the applicable date shown on the applicable Schedule 10.1(d).

(e)                                  Product Marketing and Sales.  Draxis will not market the Products produced under this Agreement and will not sell the Products produced under this Agreement except for sales to GSK permitted by this Agreement.

(f)                                    Compliance.  The manufacture, generation, processing, distribution, transport, treatment, storage, disposal and other handling of any Materials or Products by Draxis until delivery to a carrier or freight forwarder shall (i) be in accordance with and conform to the Specifications, cGMPs and GSK Group Quality Policies;  (ii) be in accordance with and conform to any applicable standards specified by the United States Pharmacopeia and Pharmacopeia Forum and the European Pharmacopeia and Pharmacopeial Forum, and (iii) otherwise conform to any provisions of the Regulatory Acts not reflected in cGMPs, the Health, Safety, and Environmental Guidelines and, subject to reliance on GSK’s representations and warranties in Section 10.2 below, and all Legal Requirements.  The Products will strictly comply with the Specifications, shall be free from defects in materials and workmanship and shall not be adulterated or misbranded within the meaning of applicable Regulatory Acts or the U.S. Federal Food, Drug, and Cosmetic Act.  THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT DO NOT APPLY TO PRODUCTS TO THE EXTENT THAT, AFTER SHIPMENT BY DRAXIS, OCCURRENCES AFFECTING OR ALTERING THE PRODUCTS AFTER THEY ARE DELIVERED TO THE CARRIER, OR ACTIONS TAKEN OR FAILED TO BE TAKEN AFTER THE PRODUCTS WERE SHIPPED, THE PRODUCTS FAIL TO CONFORM TO SPECIFICATIONS.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 10.1, DRAXIS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF ANY THIRD PARTY.

(g)                                 Maintenance of Facility.  During the Term of this Agreement, Draxis shall maintain the Facility, all personal property, equipment, machinery, systems, intangibles, intellectual property and contract rights in use at the Facility during the Term of this Agreement in the ordinary course of business, and free of material defects, except for defects attributable to wear and tear consistent with the age and usage of such assets, and except for such defects as do not and will not, in the aggregate, materially impair the ability to use such assets in connection with the manufacture, generation, processing, distribution, transport, treatment, storage, disposal or other handling of any Materials or Products.

(h)                                 Negative Pledge.  Draxis shall not pledge or otherwise transfer, without GSK’s prior written consent.  Materials or any work-in-process or finished goods inventory of Products, other than to GSK or a GSK Affiliate as expressly provided in this Agreement.

(i)                                     Security Measures.  Except as otherwise provided with respect to Data in Section 7.5 of this Agreement, Draxis shall maintain reasonable security policies at the Facility to protect the integrity of the Products and all other GSK assets, tangible and intangible, at the Facility.  The security policies shall include, at a minimum, the security measures identified in Schedule 10.1(i) to this Agreement.

10.2                         Representations and Warranties of GSK.  GSK represents and warrants to Draxis that:

(a)                                  Status; Enforceability.  GSK is a validly existing corporation and is in good standing under the laws of Ontario, Canada; the execution, delivery and performance of this Agreement by GSK has been duly authorized by all requisite corporate action; this Agreement constitutes the legal, valid and binding obligation of GSK, enforceable against GSK in accordance with the terms hereof, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity; and the execution, delivery and performance of this Agreement will not violate or conflict with any other agreement or instrument to which it is a Party;

(b)                                 Intellectual Property.  The GSK Rights and other Intellectual Property licensed to Draxis pursuant to Sections 7.3(a) and 7.3(c) and, to GSK’s best knowledge with respect to Intellectual Property which is sublicensed pursuant to Section 7.3(b) (collectively, the “Licensed Technology”), are free and clear of any lien, encumbrance, security interest or restriction on license inconsistent with the rights granted to Draxis herein, and GSK has not previously granted and will not grant to any Third Party during the Term of this Agreement, any right, license or interest in or to the Licensed Technology, or any portion thereof, inconsistent with the rights granted to Draxis herein;

(c)                                  Licensed Property.  The manufacture and supply of Products pursuant to this Agreement do not and shall not require a license under any Intellectual Property owned or controlled by GSK or a GSK Affiliate or any Third Party other than as provided to Draxis hereunder;

(d)                                 Noninfringement.  To the knowledge of GSK, the manufacture and supply of Products pursuant to this Agreement in accordance with the Specifications will not infringe the intellectual property rights of any Third Party; and

(e)                                     Sufficient Rights.  The GSK Intellectual Property together with the Licensed Technology comprises all Intellectual Property necessary for Draxis to manufacture and supply Products in accordance with the Specifications in effect as of the Effective Date.

The foregoing representations and warranties shall apply to computer systems and software owned by Third Parties only to the extent use of those systems or software is specifically required by the Specifications, but shall not apply to other uses of such computer software or systems.

Article XI
Liability And Indemnification

11.1                           Indemnity by Draxis.  Subject to Section 11.4 below, Draxis shall indemnify, defend and hold GSK and each GSK Affiliate who receives a Product subject to indemnity hereunder and their respective directors, officers, employees and agents (each a “GSK Indemnitee”) harmless from and against all Losses arising from any Third Party claim, demand, suit, action or proceeding (a “Third Party Claim”) to the extent arising out of (a) any breach or nonperformance of any of Draxis’ covenants, obligations, representations or warranties under this Agreement; (b) failure to obtain, maintain or comply in any respect with any of its Consents which are required to perform any of its obligations hereunder or under the Regulatory Acts or other Legal Requirements; (c) any violation of Legal Requirements by Draxis in the performance of its obligations hereunder; (d) any infringement or misappropriation of Third Party rights to Intellectual Property that is a result of the use or practice in the manufacturing process for the Products that is requested by Draxis and not found in the initial Specifications.  The foregoing indemnification obligations shall not apply in each case to the extent any particular Loss is a direct result of (i) the negligence or intentional misconduct of a GSK Indemnitee; (ii) a breach by GSK of a representation or covenant hereunder; (iii) any matter for which GSK is obligated to indemnify Draxis pursuant to Section 11.2 herein; (iv) any failure by GSK to comply with the applicable Regulatory Acts; or (v) Draxis’ compliance with the Specifications or an order of a Governmental Body directed to Draxis specifically regarding its compliance with cGMPs, the applicable Regulatory Acts, or Legal Requirements.  Nothing in this Section 11.1 or Section 11.2 below shall be construed to limit, and these provisions shall be in addition to, any indemnification provision, in any other agreement between the Parties.

11.2                           Indemnity by GSK.  Subject to Section 11.4 below, GSK shall indemnify, defend and hold Draxis and the Draxis Affiliates and their respective directors, officers, employees and agents (each a “Draxis Indemnitee”) harmless from and against all Losses not otherwise reimbursed by GSK to Draxis arising from, based upon or caused by (a) the distribution or marketing of Products by GSK or any GSK Affiliate acquiring Product directly or indirectly pursuant to this Agreement and/or the administration or use thereof, (b) GSK’s failure to obtain, maintain or comply in any respect with any of its Consents which are required to perform any of its obligations hereunder, or export permits or under the Regulatory Acts or other Legal Requirements, (c) breach of any of GSK’s covenants, obligations, representations or warranties under this Agreement, (d) any claim that the practice by Draxis of the Intellectual Property licensed hereunder, or the manufacture, use or sale of the Products constitutes trade secret misappropriation or infringes the intellectual property rights of any Third Party, or (e) in the event GSK or any GSK Affiliate is obligated to provide any Materials to Draxis, the failure of GSK or any GSK Affiliate to provide Draxis with Materials that are in compliance with the Specifications, Regulatory Acts or other Legal Requirements.  The foregoing indemnification obligations shall not apply in each case to the extent any particular Loss is a direct result of (i) the negligence or intentional misconduct of a

Draxis Indemnitee or (ii) any matter for which Draxis is obligated to indemnify GSK pursuant to Section 11.1 above.  Nothing in this Section 11.2 or Section 11.1 above shall be construed to limit, and these provisions shall be in addition to, any indemnification provision in and any other agreement between the Parties.

11.3                           Procedures.  Any indemnification of GSK, GSK Affiliates, Draxis or Draxis Affiliates hereunder shall include and extend to the benefit of their respective shareholders, directors, officers and employees.  Any person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party.  The Indemnifying Party shall have the right to undertake the defense of any such claim asserted by a Third Party with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party in connection therewith at the Indemnifying Party’s expense.  If the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses (other than for reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof.  The Indemnifying Party shall not be liable for any claim settled without its consent, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or if the Indemnified Party may reasonably object to such disposition of such claim based on a continuing adverse effect on the Indemnified Party.

11.4                           Limitations.  Notwithstanding any provision of this Agreement to the contrary, in no event shall either Party be liable to the other, or have any obligation to indemnify any GSK Indemnitee or Draxis Indemnitee, as the case may be, for any consequential or indirect damages or Losses including any loss of profits suffered by GSK or Draxis, however caused and on any theory of liability, regardless of any failure of essential purpose of any remedy available under this Agreement.  The foregoing limitation on liability shall not be applicable to consequential or indirect damages or Losses, including without limitation, lost profits incurred by the Indemnified Party, as a direct result of any failure by the Indemnifying Party to perform its obligations under this Agreement which the Indemnified Party can demonstrate is due to willful misconduct or gross negligence by the Indemnifying Party or any of its employees; provided, in no event should the Indemnifying Party’s liability for such consequential or indirect damages or Losses, including without limitation, lost profits under this Article XI exceed U.S. $10 million in the aggregate.  The Indemnified Party shall inform the Indemnifying Party in writing of its intent to seek damages pursuant to the foregoing sentence and provide the Indemnifying Party with reasonable opportunity to remediate any such Loss; provided, that nothing in this sentence shall relieve the Indemnifying Party from performing its obligations in accordance with the terms of this Agreement.

Article XII
Insurance

12.1                           Coverage Requirements.  Draxis shall at all times maintain in full force and effect with financially sound and reputable carriers reasonably satisfactory to GSK the types and amounts of coverage shown on Schedule 12.1 to this Agreement.

12.2                         Certificates of Insurance.  Draxis shall have its insurance carrier or carriers furnish to GSK certificates that all insurance required under this Agreement is in force, such certificates to indicate any deductible and/or self-insured retention, and the effective expiration dates of policies, and such certificates to stipulate that GSK shall be given sixty (60) days written notice of all cancellation, non-renewal or material changes in the policy.

12.3                         Additional Insured and Waiver of Subrogation.  GSK shall be named as an additional insured on all product liability policies of Draxis, but only in respect of GSK’s liabilities arising out of Draxis’ operations or obligations under this Agreement.

Article XIII
Confidentiality

13.1                           Definition of “GSK Confidential Information”.  As used herein, the term “GSK Confidential Information” shall mean all confidential business and technical communications, documents and other information, whether in written, oral or other form, which GSK or a GSK Affiliate furnishes or discloses to Draxis or which Draxis otherwise learns in connection with the negotiation or performance of this Agreement (whether relating to GSK, a GSK Affiliate or any Third Party for which GSK has an obligation of confidentiality).  Draxis agrees that the provisions of this Agreement shall apply to all GSK Confidential Information disclosed by GSK or a GSK Affiliate to Draxis or learned by Draxis prior to the Effective Date.  Draxis represents and warrants that prior to the Effective Date, it has not used or disclosed to any Third Party any GSK Confidential Information, except as would be permitted hereunder.

13.2                           Definition of “Draxis Confidential Information”.  As used herein, the term “Draxis Confidential Information” shall mean (i) all confidential business information and (ii) technical communications, documents or other information in each case, not constituting GSK Rights whether in written, oral or other form, of Draxis or a Draxis Affiliate that are disclosed to GSK by Draxis or a Draxis Affiliate or GSK otherwise learns in connection with the negotiation or performance of this Agreement; provided, however, that all information relating to the Products shall be GSK Confidential Information.  GSK agrees that the provisions of this Agreement shall apply to all Draxis Confidential Information disclosed by Draxis or any Draxis Affiliate or learned by GSK prior to the Effective Date.

13.3                           Treatment of Confidential Information.  Both during the Term of this Agreement and thereafter, Draxis shall treat all GSK Confidential Information and GSK shall treat all Draxis Confidential Information in accordance with the requirements of this Article XIII.  For convenience, GSK Confidential Information and Draxis Confidential Information are both referred to herein as

“Confidential Information” for purposes of establishing the obligations of each Party with regard to the other Party’s Confidential Information.

(a)                                  Nondisclosure.  Confidential Information of the other Party shall be kept strictly confidential by the receiving Party and, except as expressly permitted herein, shall not be disclosed to any Third Party by the receiving Party in any manner whatsoever including without limitation, any affiliates, in whole or in part, without first obtaining the other Party’s prior written consent to such disclosure.  The standard of care required of each Party in protecting the confidentiality of the other Party’s Confidential Information shall be at least the same standard of care that the receiving Party uses in protecting its own confidential and trade secret information, but in no event shall either Party use less than a reasonable standard of care.  Confidential Information may be used by the receiving Party only for the purpose of performing under this Agreement.

(b)                                 Permitted Exceptions.  Each Party may disclose the other Party’s Confidential Information (i) to its employees or outside advisors and financing sources in connection with this Agreement who reasonably need to know such information for the purpose of advising or assisting it in connection with this Agreement (each, a “Representative”), (ii) to a Third Party pursuant to a contractual obligation under a material contract, whereby failure to disclose such Confidential Information shall have material adverse effect on the disclosing Party, and (iii) to any Parties required under operation of law.  Draxis may disclose GSK’s Confidential Information to its minority shareholder, SGF Sante Inc. Prior to disclosing any Confidential Information to any Representative pursuant to this Section 13.3(b), the receiving Party will inform such Representative of the proprietary nature of the Confidential Information and will require such Representative to agree in writing (except in the case of outside legal advisors or auditors engaged to prepare the Company’s financial statements, who may orally agree) to be bound by the requirements of this Article XIII and not to use or disclose the Confidential Information except as permitted herein.  The requirements of the preceding Section shall also apply to Draxis in the event it intends to disclose any Confidential Information to SGF Sante Inc.  Each Party agrees to be responsible for any breach of these confidentiality obligations by its Representatives.  It is specifically agreed that (i) GSK may disclose Draxis Confidential Information to any GSK Affiliate under the same conditions provided in this Article XIII on a need-to-know basis and (ii) Draxis may disclose GSK Confidential Information to any Draxis Affiliate under the same conditions provided in this Article XIII on a need-to-know basis.

(c)                                  Consent.  Confidential Information of the other Party shall not be utilized by a receiving Party except as expressly permitted herein, without first obtaining the other Party’s prior written consent to such utilization and without first entering into a separate agreement duly executed by authorized representatives of the Parties hereto.

13.4                           Excluded Information.  Notwithstanding any provision herein to the contrary, the requirements of this Article XIII shall not apply to any information of either Party which:

(a)                                  at the time of disclosure hereunder is generally available to the public;

(b)                                 after disclosure hereunder becomes generally available to the public, except through breach of this Article XIII by the receiving Party or its Representatives;

(c)                                  was not acquired directly or indirectly from the disclosing Party or its Affiliates and which the receiving Party lawfully had in its possession prior to disclosure by the disclosing Party;

(d)                                 is independently developed by employees or agents of the receiving Party without the use of the Confidential Information of the disclosing Party; or

(e)                                  becomes available to the receiving Party from a Third Party that is not legally prohibited from disclosing such Confidential Information, provided such information was not acquired directly or indirectly from the disclosing Party or its Affiliates.

13.5                           Notification of Mandatory Disclosure.

(a)                                  Procedures.  In the event that either Party is required by applicable law or regulation or by judicial or administrative process to disclose any part of the other Party’s Confidential Information, such Party shall (i) promptly notify the other Party of each such requirement and identify the documents so required thereby, so that the other Party may seek an appropriate protective order or other remedy and/or waive compliance by the first Party with the provisions of this Article XIII, (ii) consult with the other Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement, (iii) assist the other Party in seeking a protective order or equivalent, and (iv) comply with any applicable protective order or equivalent.

(b)                                 Limitations.  If, in the absence of such a protective order or such a waiver by the other Party of the provisions of this Article XIII, the first Party is nonetheless required by mandatory applicable law to disclose any part of the other Party’s Confidential Information, the first Party may disclose such of the other Party’s Confidential Information without liability under this Agreement, except that the first Party shall (i) furnish only that portion of the other Party’s Confidential Information which is legally required and (ii) use its best efforts to obtain an order or other reliable assurances that confidential treatment will be accorded to the portion of such Confidential Information so required to be disclosed.

13.6                           Publicity.  Draxis will not issue any press release or otherwise make any public statement, advertisement or disclosure with respect to this Agreement, any of the Products, or the transactions contemplated hereby without the prior written consent of GSK, such consent not to be unreasonably withheld and GSK will not issue any press release or otherwise make any public statement with respect to this Agreement or that refers directly or indirectly to Draxis as a manufacturer of the Products without the prior written consent of Draxis, such consent not to be unreasonably withheld; provided, however, that either Party shall be entitled to make a public announcement of this Agreement after giving prior written notice to the other Party hereto, if, in the opinion of the disclosing Party’s legal counsel, such announcement complies with applicable laws and provided to the extent practicable the other Party has received at least two (2) days notice.

13.7                           Return of Confidential Information.  At any time upon the request of the other Party, to the extent such Confidential Information is not reasonably necessary to enable a Party to perform its obligations under this Agreement, the receiving Party shall promptly return to the other Party or destroy the other Party’s Confidential Information, and shall destroy all copies thereof, together with all notes, drawings, abstracts and other information relating to the other Party’s Confidential Information prepared by the receiving Party or any of its Representatives, regardless of the medium in which such information is stored; provided, however, that the receiving Party may maintain a single archival copy of the other Party’s Confidential Information in its files for purposes of establishing the extent of disclosures by the other Party under this Agreement.  At either Party’s written request, such Party’s Confidential Information that is otherwise required to be returned to it shall be destroyed by the receiving Party and such destruction shall be certified in writing by an authorized officer of the receiving Party.  The return and/or, destruction of such Confidential Information as provided above shall not relieve the receiving Party of its other obligations under this Article XIII.

Article XIV
Force Majeure Event

14.1                           General.  Notwithstanding any provision of this Agreement to the contrary, neither Party shall be liable to the other on account of any failure to perform or on account of any delay in performance of any obligation under this Agreement, if and to the extent that such failure or delay shall be due to a cause beyond the control of the relevant Party and which, by the exercise of its commercially reasonable efforts of diligence and care, such Party could not reasonably have been expected to avoid (a “Force Majeure Event”).  The Party experiencing the delay and seeking relief under this Article XIV shall promptly notify the other Party of the delay and use commercially reasonable efforts to overcome such delay.  The Party affected shall promptly notify in writing the non-affected Party of the specific causes beyond the control of the affected Party and the probable duration of the delay, and that Party shall be excused from the performance of such obligation to the extent such performance is necessarily prevented, hindered or delayed thereby during the continuance of any such happening or event.  This Agreement, in so far as it relates to such obligation, shall be deemed suspended so long as and to the extent that such cause delays the performance of any Force Majeure Event obligation.

14.2                           Termination; Transition.  If as a result of the conditions referred to in Section 14.1, Draxis is unable to fully perform its obligations for a period of six (6) months, GSK shall have the right to terminate this Agreement upon thirty (30) days prior notice to Draxis.  In the event GSK terminates this Agreement as provided in this Section 14.2, Draxis agrees to use commercially reasonable efforts to assist GSK to transfer the manufacture of the Products to any other facility or facilities selected by GSK, in its sole discretion.

Article XV
Term; Termination; Remedies

15.1                           General.

(a)                                  Unless earlier terminated pursuant to Section 15.4 or Section 15.7 of this Agreement, Draxis shall be obligated to produce Products under this Agreement until the effective date specified in a Termination Notice validly delivered pursuant to Section 15.1(b) below (the period from the date of this Agreement until such date is the “Term”).  Upon the occurrence of this date, such Agreement shall terminate.

(b)                                 Either party may terminate this Agreement by delivery of a two (2) year advance, written notice given on or after December 31, 2007.

15.2                           Draxis Material Default. “Draxis Material Default” shall mean the occurrence of any of the events listed below, regardless of whether the occurrence is voluntary or involuntary; provided, however, that none of the following occurrences shall constitute a “Draxis Material Default” to the extent such occurrence is a direct result of (i) a breach by GSK of representation, warranty or covenant hereunder; (ii) any failure by GSK to comply with Legal Requirements to the extent they pertain to the Products or the Regulatory Acts; (iii) a GSK Material Default; (iv) Draxis’ compliance with an order of a Governmental Body directed to Draxis specifically regarding its compliance with cGMPs, the Regulatory Acts, or Legal Requirements; or (v) a Force Majeure Event:

(a)                                  An assignment or attempted assignment of this Agreement or the rights or obligations arising hereunder by Draxis, in violation of this Agreement;

(b)                                 Insolvency or general failure of Draxis to pay its debts as they become due; entrance of Draxis into receivership or any arrangement with creditors generally; filing of a voluntary or involuntary petition or other action or proceeding for bankruptcy or reorganization or dissolution or winding-up of Draxis; a general assignment for the benefit of Draxis’ creditors; or a foreclosure or sale of a material part of Draxis’ assets by or for the benefit of any creditor or governmental agency;

(c)                                  A material breach or failure by Draxis with respect to any material obligation or covenant under this Agreement, including Draxis’   failure to comply with the Specifications cGMPs, Regulatory Acts, Legal Requirements or the terms of any Purchase Order, that is not remedied by Draxis within thirty (30) days after receiving notice thereof or, if such breach or failure is susceptible of cure but cannot be reasonably cured within thirty (30) days, unless Draxis in good faith promptly commences pursuing such cure and diligently and continually does so but is delayed in completion by factors beyond its control after the use of commercially reasonable efforts, (but in no event to exceed ninety (90) days from the date of GSK’s notice);

(d)                                 A breach by Draxis of Draxis” obligations under Article XVI (covenant not to compete) that is not remedied by Draxis within thirty (30) days after receiving notice thereof;

(e)                                  Upon a Proposed Change of Control Transaction if Draxis failed to provide GSK notice as required under Section 15.9 below;

(f)                                    Draxis’ failure to correct a Key Concern, as defined in Section 15.8(b) below within (i) the time period agreed to by the Parties in the case of the first audit observation and subject to the election of remedies provisions of Section 15.8 below; or (ii) in the case of any subsequent audit observation, within thirty (30) days after receiving written notice from GSK; or

(g)                                 In any three (3) year period, Draxis’ failure, more than one time, to deliver, by the specified Delivery Date, at least seventy-five percent (75%) of the aggregate volume of Products with Delivery Dates within any three (3) month period.

15.3                            Other Draxis Default.  “Other Draxis Default” shall mean the breach or failure by Draxis with respect to any obligation, covenant, representation, warranty or condition under this Agreement that is not remedied by Draxis within thirty (30) days after receiving written notice thereof from GSK, other than a “Draxis Material Default,” or if such breach or failure is susceptible of cure but cannot be reasonably cured within thirty (30) days, unless Draxis in good faith promptly commences pursuing such cure and diligently and continually does so but in no event to exceed sixty (60) days from the date of GSK’s notice.  Notwithstanding the foregoing, none of the foregoing occurrences shall constitute an Other Draxis Default to the extent such occurrence is a direct result of (i) a breach by GSK of a representation, warranty or covenant hereunder; (ii) any failure by GSK to comply with the Legal Requirements or Regulatory Acts or to perform any of its obligations under this Agreement; (iii) Draxis’ compliance with the Specifications or an order of a Governmental Body directed to Draxis specifically regarding its compliance with cGMPs, the Regulatory Acts, or Legal Requirements; or (iv) a Force Majeure Event.

15.4                            Effect of Draxis Default.

(a)                                  Draxis Material Default.  Upon the occurrence of a Draxis Material Default, GSK shall have the right to terminate this Agreement immediately or at such other date specified under this Agreement and seek all other remedies available under law or in equity.

(b)                                 Other Draxis Default.  Upon the occurrence of an Other Draxis Default, GSK shall have no right to terminate this Agreement, but GSK shall have the right to seek all other remedies available under law.

15.5                            GSK Material Default.  A “GSK Material Default” shall occur upon GSK’s repeated failure to pay an amount specified in this Agreement due to Draxis under this Agreement, other than the portion of any payment hereunder that is the subject of a pending dispute identified by GSK in a written notice delivered to Draxis following receipt of an invoice or other demand for payment made hereunder stating the amount and basis of GSK’s good faith objection or challenge within ten (10) business days after receiving written notice of non-payment from Draxis (such notice to be accompanied by copies of invoices, shipping manifests and other relevant documentation supporting Draxis’ claim for payment); provided that the cumulative amount then due to Draxis is in excess of $3,000,000 CDN, Draxis has issued to GSK written notice of Draxis’ intent to terminate this Agreement (the “Intent to Terminate Notice”), and GSK has not cured nonpayment within ninety (90) days of GSK’s receipt of the Intent to Terminate Notice.

15.6                           Other GSK Default. “Other GSK Default” shall mean the breach or failure by GSK with respect to any obligation, covenant, representation, warranty or condition under this Agreement, other than a GSK Material Default, that is not remedied by GSK within thirty (30) days after receiving written notice thereof from Draxis, or if such breach or failure is susceptible of cure but cannot be reasonably cured within thirty (30) days, unless GSK in good faith promptly commences pursuing such cure and diligently and continually does so, but in no event to exceed sixty (60) days from the date of Draxis’ notice.

15.7                           Effect of a GSK Default.

(a)                                  GSK Material Default.  Upon the occurrence of a GSK Material Default, Draxis shall have the right to terminate this Agreement immediately or at such other date specified under this Agreement and to seek all other remedies available under law or in equity.

(b)                                 Other GSK Default.  Upon the occurrence of an Other GSK Default, Draxis shall have no right to terminate this Agreement, but Draxis shall have all rights to pursue all other remedies available under law.

15.8                           Specified Payment Remedy.

(a)                                  Delivery Failure.  *** ultimately found to have been following applicable Specifications, cGMPs and GSK Group Quality Practices in the production of affected Products and the affected Products are found to conform to cGMPs. ***

available for timely shipment pursuant to the terms of any one Purchase Order.  GSK’s pursuit and acceptance of any payment specified in this Section 15.8(a) shall be deemed an election of an exclusive remedy by GSK with respect to that delivery failure, and GSK shall thereafter have no further right to consider that particular delivery failure for purposes of creating or constituting a Draxis Material Default or Other Draxis Default.

(b)                                 Key Audit Concerns.  If GSK observes a deficiency in Draxis’ compliance with cGMPs or quality standards which is disclosed by GSK as a key concern in GSK’s audit report of Draxis (each, a “Key Concern”), Draxis and GSK shall mutually agree on a process for remedying any Key Concerns.  If any such Key Concern is not corrected to the satisfaction of GSK within the time period mutually agreed upon by the Parties pursuant to the foregoing sentence, Draxis’ failure to correct that Key Concern shall be a Draxis Material Default under Section 15.2(f) and (ii) in the event that such Key Concern is not remedied within thirty (30) days after receiving written notice from GSK, ***  GSK’s pursuit and acceptance of any payment specified in the immediately preceding sentence shall be deemed an election of an exclusive remedy by GSK with respect to Draxis failure to remedy within the specified time period, and GSK shall not consider the failure to correct the Key Concern within the time period for purposes of creating or constituting a Draxis Material Default or other Draxis Default.  If such Key Concern is not corrected by the audit next following the mutually agreed upon completion date, and is disclosed by GSK as a Key Concern in that successive audit report, and Draxis and GSK hereby agree that in the event such Key Concern is not remedied within thirty (30) days after receiving written notice from GSK***

(c)                                  Nature of Payment.  The Parties agree that (i) the agreements contained in this Section 15.8 are an integral part of the transactions contemplated by this Agreement, (ii) the foregoing obligation constitutes a negotiated remedy to be used to compensate GSK for damages experienced, is not a penalty, and is reasonably proportionate to the damages actually caused by delivery failure under Section 15.8(a) and (iii) the specified payments are necessary because the breaches described in this Section 15.8 would result in substantial damages to GSK which may be difficult to calculate accurately.

15.9                           Change in Control of Praxis.  Draxis shall notify GSK not less than ninety (90) days in advance of any proposed transaction or series of transactions which shall result in (i) any party other than Draxis owning the Facility or (ii) any party other than Draxis Health Inc. owning more than fifty percent (50%) of the outstanding voting stock of Draxis (either, a “Proposed Change in Control Transaction”).  Notwithstanding the foregoing, if Draxis knows or has reason to know of a Proposed Change in Control Transaction at least ninety (90) days prior thereto, or, if such time is not commercially feasible, within 30 days prior thereto, then Draxis shall notify GSK of the Proposed Change in Control Transaction promptly upon Draxis learning of, or having reason to know of, the Proposed Change in Control Transaction.  All information provided by or on behalf of Draxis hereunder shall be “Draxis Confidential Information” subject to the provisions of

Article XIII of this Agreement.  For a period of sixty (60) days after receipt of a written notice from Draxis of a Proposed Change in Control Transaction.  GSK may elect to terminate this Agreement for any reasonable commercial basis by providing written notice to Draxis of such election, and any such termination shall be effective not less than three (3) months from the date of the GSK notice of election to terminate. “Reasonable commercial basis” may include, without limitation, issues relating to the prospective successor’s financial resources to perform the obligations under this Agreement and the prior experience in the manufacture of pharmaceutical products; quality commitment in the manufacture of pharmaceutical products and otherwise; overall reputation in its commercial dealings, including without limitation in the manufacture of pharmaceutical products; course of prior dealings with GSK and the prospective successors; competing lines of business or manufacture of products competing with GSK’s products, and the like.  GSK shall include with such notice a brief description of its basis for termination, but GSK shall have no obligation to make any disclosure under this Section 15.9 that could jeopardize or impair any of GSK’s business or commercial interests or relationships.  Failure of GSK to notify Draxis of its election to terminate within sixty (60) days of receipt of a written notice from Draxis of a Proposed Change in Control Transaction will be deemed a waiver by GSK of its right to terminate, but GSK’s right to terminate this Agreement with respect to a given Proposed Change in Control Transaction shall be reinstated, if Draxis provides GSK with a written notice of a Proposed Change in Control Transaction, and such Proposed Change in Control in Transaction is not consummated within 180 days of deliver of such notice by Draxis.

15.10                     Remedies.  Except as expressly set forth in this Agreement, none of the remedies set forth in this Agreement are intended to be exclusive, and each Party shall have available to it all remedies available under law or in equity.  The Parties specifically acknowledge and agree that GSK will have available the remedy of specific performance under this Agreement upon a Draxis Material Default.

15.11                     Injunctive Relief.  In the event that either Draxis or GSK breaches or threatens to breach any provision of Article VII, Article XIII or Article XVI of this Agreement, the Parties presume that irreparable harm to the other Party should be presumed and the damage to such Party would probably be very difficult to ascertain and would be inadequate.  Accordingly, in the event of such circumstances, each of Draxis and GSK agree that, in addition to any other right and remedies available at law or in equity, the other Party shall have the right to obtain injunctive relief from any court of competent jurisdiction.

Article XVI
Noncompete

16.1                           Covenant Not to Compete.  With respect to each of the Products, Draxis ***

***

16.2                           Period of Restriction.  For each of the Products, Draxis’ obligations under this Article XVI shall remain in effect until *** following the expiration of this Agreement.

16.3                           Prohibited Markets.  For each of the Products, the restrictions under Sections 16.1 and 16.2 above shall apply only in those geographical markets identified on Schedule 2.1 to the Specific Product Supplement(s) (each, a “Prohibited Market”).

Article XVII
Miscellaneous

17.1                           Standard Forms.  In all communications, GSK and Draxis may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

17.2                           Notices.  In addition to the other specific procedures for notification required herein, all notices, demands, requests and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by electronic transmission (provided such transmission shall include information from which it can be determined that it was authorized by a Party hereto and the receipt of such transmission is confirmed by telephone) or by facsimile transmission (with telephone confirmation), and shall be deemed to have been given or made: (i) if personally delivered, on the day of such delivery; (ii) if sent by overnight courier, on the day following the date deposited with such overnight courier service; (iii) if by electronic transmission, on the date transmitted on such electronic medium; or (iv) if by facsimile transmission, on the date transmitted to receiving facsimile machine and confirmed by telephone, in each case pending the designation of another address, addressed as follows:

If to GSK:

GlaxoSmithKline Inc.

7333 Mississauga Rd. N.

Mississauga, Ontario L5N 6L4

Attention:	Site Technical Director, Kenn Lendrum
Facsimile:	905-819-3481

and

GlaxoSmithKline Inc.

7333 Mississauga Rd. N.

Mississauga, Ontario L5N 6L4

Attention:	Site Implementation Manager, Darrell Black
Facsimile:	(905) 819-3445

and

GlaxoSmithKline Inc.

7333 Mississauga Rd. N.

Mississauga, Ontario L5N 6L4

Attention:	General Counsel, Patrick McGrade
Facsimile:	(905) 819-3087

and

Attention:	Any other Person to whom notice is to be directed as provided in this Agreement at the address set forth above.

With a copy (which shall not constitute notice) to:

GlaxoSmithKline

One Franklin Plaza

Philadelphia, PA 19101

Attention:	General Counsel and Paul Noll
Facsimile:	(215) 751-4184

If to Draxis:

Draxis Pharma, Inc.

16751 Route Transcanadienne

Trans-Canada Road

Kirkland Quebec H9H 4J4

Attention:	Dwight Gorham, President
Facsimile:	(514) 694-3841

With a copy (which shall not constitute notice) to:

Draxis Health Inc.

6870 Goreway Drive, 2nd Floor

Mississauga, Ontario L4V 1P1

Attention:	General Counsel & Secretary, Douglas M. Parker
Facsimile:	(905) 677-5494

17.3                           Independent Contractors.  In the exercise of its obligations and in respect of its rights and entitlements hereunder or in respect hereof, Draxis is and shall in all respects be treated as an independent contractor of GSK.  Neither Party shall be deemed to be a co-venturer or partner of the other.  Neither Party is an employee or a legal representative of the other Party for any purpose.  Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

17.4                           Entire Understanding.  This Agreement, including the Schedules and Exhibits, including without limitation, each Specific Product Supplement and all the Schedules thereto and any other document identified herein or therein, represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter, which are hereby expressly terminated.

17.5                           Unintentional Omissions.  The Parties acknowledge that they have expended substantial effort in preparing this Agreement and attempting to describe, in the Schedules and Exhibits, as thoroughly and precisely as possible, Specifications, Products, and other information.  However, despite these efforts, the Parties acknowledge the possibility of involuntary or inadvertent omissions from the Schedules.  The Parties will agree in writing to the changes to be made to the Schedules to add these inadvertent or involuntary omissions and any such written agreement executed by the Parties shall serve as an amendment to this Agreement.

17.6                           Transferability; Binding Effect.

(a)                                  Neither this Agreement, nor any of the rights or obligations of Draxis may be directly or indirectly assigned, sold, delegated or otherwise disposed of by Draxis without the prior written consent of GSK, which consent may not be unreasonably withheld;

provided, however, that (i) Draxis may assign this Agreement to a successor by merger, acquisition, or sale of all or substantially all of such Draxis’ business assets in the field to which this Agreement relates, without GSK’s consent, and (ii) Draxis shall have the right to assign this Agreement in its entirety to an Affiliate of Draxis, if the successor or Affiliate:

(i)                                     shall agree in writing to assume Draxis’ obligations under this Agreement and to be bound by all the terms and provisions of this Agreement, including without limitation the noncompetition provisions of Article XVI;

(ii)                                  is not at the time of the assignment of this Agreement engaged, directly or indirectly, for itself, through any affiliate, or any other Person, in the manufacture, sale, distribution or marketing of any (a) generic equivalent of any Product or (b) any congener of a Product;

(iii)                               is experienced in or has, or will have as a condition to such assignment, senior and operating management, together with personnel retained at the Facility, who are experienced in pharmaceutical manufacturing under cGMPs of secondary dosage forms;

(iv)                              has sufficient financial resources and liquidity (including lines of credit) to satisfy the requirements for working capital necessary to operate the Facility in the manner required to manufacture and supply Products and perform all the obligations of Draxis under this Agreement;

(v)                                 is in good standing with the Regulatory Authorities of any jurisdiction contemplated for the shipment of Products and has for the five (5) year period prior to the assignment of this Agreement a satisfactory record of regulatory compliance with such other Regulatory Authorities, except to the extent any noncompliance would not reasonably be expected to have a material adverse effect on the ability of such Permitted Transferee to operate pharmaceutical manufacturing facility; and

(vi)                              is not, and has no affiliate that is, at the time of assignment or during any time within the two (2) year period prior thereto, engaged in any litigation or arbitration involving GSK or any GSK Affiliate involving claims, or Products with annual revenues.

(b)                                 GSK may assign its rights and duties under this Agreement without Draxis’ prior consent; provided, however, that GSK may not assign any right to claim lost profits or consequential damages, or to assert the special payment remedy set forth in Section 15.8 above, against Draxis for intentional misconduct or gross negligence to a Third Party.

17.7                            Dispute Resolution.  If the Parties fail to resolve any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (other than one relating to the validity, enforceability, infringement or misappropriation of Intellectual Property Rights, which shall not be subject in this Section 17.7). or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (a “Claim”), either Party may refer the dispute, by notice to the other Party, to their respective officers designated below or such other officers as the Parties may designate in writing from time to time, for attempted resolution by good faith negotiations within thirty (30) days after that notice is received.  The designated officers are as follows:

For GSK:	Head of Global Manufacturing and Supply
North American Third Party Contract
Manufacturing/Procurement

For Draxis:	Dwight Gorham
President

If the designated officers are not able to resolve such dispute within the thirty (30) day period or such other period of time as the Parties may mutually agree in writing, the Parties will attempt to resolve such dispute in good faith within a period not to exceed (30) days by mediation administered by the ADR Chambers or any successor thereto pursuant to its appropriate rules or regulations for non-binding mediation of commercial disputes.  Any mediation proceeding under this Section 17.7 shall be conducted in Toronto, Ontario or such other place as the Parties may mutually agree.  The cost of mediation filing, hearing fees, and costs of the mediator shall be shared equally by the Parties.  Each Party will bear its own attorneys’ fees and other costs and expenses.

17.8                           Subcontractors.  Draxis may utilize subcontractors with appropriate expertise and experience in the performance of its obligations under this Agreement; provided, however, that (i) Draxis may not subcontract to Third Parties manufacturing or packaging functions in connection with the Products and (ii) GSK must give its written approval, which shall not be unreasonably withheld, prior to the use of subcontractors by Draxis.  Any services identified on Schedule 17.8 to the applicable Specific Product Supplement may be performed by subcontractors in accordance with the blanket consent of GSK given in accordance with that Schedule.  All subcontractors employed by Draxis in connection with the supply of the Products shall be bound by Draxis’ obligations pursuant to this Agreement, including without limitation, the confidentiality provisions of Article XIII, and Draxis agrees to inform all subcontractors of such obligations.  Nothing in this Section 17.8 shall relieve Draxis from any obligation under this Agreement.  Prior to the commencement of services in connection with any Product at the Facility, each Subcontractor shall sign a confidentiality agreement containing substantially those terms provided in Article XIII.

17.9                           Amendment.  Any amendment, modification or supplement of or to any provision of this Agreement, including the Schedules and Exhibits hereto, including without limitation, any Specific Product Supplement hereto and the Schedules to each Specific Product Supplement, shall be effective only in a writing and signed by a duly authorized officer of suitable title of all Parties hereto.  The Parties hereto waive the right to amend the provisions of this Section 17.9 orally.

17.10                     Severability.  If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement, and the invalid or unenforceable provision shall be fully severed from this Agreement and there shall automatically be added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

17.11                     Waiver.  Any failure of Draxis or GSK to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by the other Party hereto and such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

17.12                     Survival.  Article X, Article XI, Article XIII, Article XVI and Sections 7.1, 7.2, 7.5, 8.4, 15.1, 15.4, 15.7, 15.11, 17.1, 17.2, 17.3, 17.4, 17.5, 17.6, 17.7, 17.9 and 17.15, any portion of a Specific Product Supplement relating to any of the enumerated sections, and any other provision which by its terms specifically shall so state, together with any obligation to make accrued but unpaid payments due hereunder, shall survive the termination or expiration of this Agreement until the last-to-expire of the longest statute of limitations governing any claims relating to the performance of this Agreement.

17.13                     Drafting Ambiguities.  Each Party to this Agreement and its counsel have reviewed and revised this Agreement.  The rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment or Schedule to this Agreement.

17.14                     Headings; Schedules; Exhibits; Counterparts.

(a)                                  Headings.  The headings of the Sections of this Agreement are for reference purposes only, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(b)                                 Schedules.  All Schedules delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein by reference, as if fully set forth herein.  All provisions contained in any Schedule delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement.

(c)                                  Exhibits.  All Exhibits, and Schedules thereto, delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein by reference, as if fully set forth herein.  All provisions contained in any Exhibit, or Schedule thereto, delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement.

(d)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17.15                   Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the Province of Ontario, Canada applicable therein without regard to principles of conflicts of law and the Parties hereby irrevocably consent to the jurisdiction of the courts of the Province of Ontario.

17.16                   Language.  The Parties declare that they have requested and do hereby confirm their request that this Agreement, and related documents including without limitation all Statements of Work and Schedules and attachments thereto, be in English.  Les parties déclarent qu’elles ont éxigé et par les préséntes confirment leur demande que le present contrat ainsi que les documents qui s’y rattachent, soient rédigés en anglais.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first written above.

GLAXOSMITHKLINE INC.

By:	/s/ Kenneth C. Lendrum
Name:	KENNETH C. LENDRUM
Title:	VICE PRESIDENT GLOBAL MANUFACTURING
AND SUPPLY CANADA

DRAXIS PHARMA, INC.

By:	/s/ Dwight Gorhan
Name:	DWIGHT GORHAN
Title:	PRESIDENT

SCHEDULES TO AGREEMENT

2.5	Key Performance Indicators
2.6	Monthly Reports
3.3	Volume Plan
4.2(a)	Schedule of Rates
4.3	Change Control Operating Procedure
4.10(c)	Health, Safety and Environment Guidelines
10.1(i)	Security Policy
12.1	Required Insurance Coverages